Exhibit a(1)(H)

Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
ALPHARMA INC.
at
$37.00 Net Per Share
by
ALBERT ACQUISITION CORP.,
A Wholly Owned Subsidiary of
KING PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 19, 2008, UNLESS THE OFFER IS EXTENDED.

This offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 23, 2008 (the “Merger Agreement”), by and among Alpharma Inc. (“Alpharma”), King Pharmaceuticals, Inc. (“King”) and Albert Acquisition Corp. (“Purchaser”). The Board of Directors of Alpharma unanimously (1) has determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Alpharma and its stockholders, (2) has approved the Merger Agreement and the acquisition of Alpharma by King and (3) recommends that the stockholders tender their shares of Class A Common Stock, par value $0.20 per share, of Alpharma, together with any associated preferred stock purchase rights (the “Rights” and, together with such shares, the “Shares”), pursuant to the offer and, to the extent required by applicable law, adopt the Merger Agreement.

The offer is conditioned upon, among other things, (1) there being validly tendered in the offer and not properly withdrawn prior to the expiration date of the offer that number of Shares that, together with Shares then owned by King and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the voting power of the total number of then-outstanding voting securities of Alpharma calculated on a fully-diluted basis and (2) the expiration and termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. Other conditions to the offer are described in Section 15 — “Conditions to the Offer.”

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (1) complete and sign the amended and restated Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the amended and restated Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the amended and restated Letter of Transmittal, mail or deliver the amended and restated Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” transmit an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment”), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the amended and restated Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (2) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

Any stockholder who has previously tendered Shares pursuant to the offer and has not withdrawn such Shares need not take any further action to receive the offer price of $37.00 per Share (net to the seller in cash, without interest and subject to any required withholding of taxes) if Shares are accepted for payment pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this amended and restated Offer to Purchase. Additional copies of this amended and restated Offer to Purchase, the amended and restated Letter of Transmittal, the amended and restated Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Dealer Manager for the Offer is:

December 8, 2008

SUMMARY TERM SHEET

Albert Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of King Pharmaceuticals, Inc. (“King”), is offering to acquire all of the outstanding shares of Class A Common Stock, par value $0.20 per share, together with the associated preferred stock purchase rights (the “Rights”), of Alpharma Inc. (“Alpharma”) at a price of $37.00 per share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this amended and restated Offer to Purchase and the related amended and restated Letter of Transmittal. Unless the context otherwise requires, we refer to one share of Alpharma Class A Common Stock, together with its associated Right, as a “Share.”

The following are some of the questions you, as a stockholder of Alpharma, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this amended and restated Offer to Purchase and the related amended and restated Letter of Transmittal, and the information contained in this summary term sheet is not complete and more detailed descriptions and explanations are contained in the remainder of this amended and restated Offer to Purchase and related amended and restated Letter of Transmittal. We urge you to carefully read the entire amended and restated Offer to Purchase and the related amended and restated Letter of Transmittal prior to making any decision regarding whether to tender your Shares.

Who is offering to purchase my Shares?

Our name is Albert Acquisition Corp. We are a corporation formed solely in order to make the offer and to take certain other actions in connection therewith. We are a wholly owned subsidiary of King, a specialty pharmaceutical company that performs basic research and develops, manufactures, markets and sells branded prescription pharmaceutical products. See “Introduction” and Section 10 — “Certain Information Concerning King and Purchaser.”

Is there an agreement governing this offer?

Yes. Alpharma, King and Purchaser have entered into an Agreement and Plan of Merger, dated as of November 23, 2008 (the “Merger Agreement”). Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of an amended offer and, following consummation of the offer, a merger in which Alpharma would become a wholly owned subsidiary of King and all outstanding Shares that are not purchased in the offer (other than the Shares held by King, Purchaser or Alpharma or by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the price paid per Share pursuant to the offer. See Section 6 — “The Merger Agreement.”

How many Shares are you seeking to purchase, and at what price?

We are offering to purchase all of the outstanding Shares at a price of $37.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes. See “Introduction.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction.”

What does Alpharma’s Board of Directors think of this offer?

Alpharma’s Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby (including the amended offer and the proposed merger) are advisable, fair to and in the best interests of Alpharma and its stockholders and has approved the Merger Agreement and the transactions contemplated thereby (including the amended offer and the proposed merger). Alpharma has agreed to file an amendment to its Schedule 14D-9 with the Securities and Exchange Commission indicating the approval of the transaction by its

i

Board of Directors and recommending that Alpharma’s stockholders tender their Shares in the offer. See Section 11 — “Background of the Offer.”

Why are the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery being amended and restated?

There have been material developments relating to the offer since it was commenced on September 12, 2008, including the execution of the Merger Agreement and other developments, all of which we have reported in amendments to our tender offer statement on Schedule TO that have been filed with the Securities and Exchange Commission. We have amended and restated the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery to reflect those developments in a single revised document. See “Introduction.”

Do you have the financial resources to pay for the Shares?

The offer is not subject to any financing condition. King has obtained a commitment letter from Credit Suisse and Wachovia to provide senior bank financing to King in the aggregate amount of $775 million. King expects to contribute or otherwise advance the proceeds of borrowings under the proposed credit facility, as well as draw on its own available cash resources of approximately $1.23 billion as of September 30, 2008, to enable Purchaser to consummate the offer. The obligations of the lenders to provide the financing are subject to certain conditions which, in some cases, are different than those applicable to the offer and the merger. In the event that all conditions to the offer are satisfied or waived and we do not accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the offer due to the failure to receive financing, we and King will only be required to pay Alpharma, as liquidated damages, a reverse termination fee of $60,000,000 and will have no further liability or obligation relating to or arising out of the Merger Agreement or the transactions provided for in the Merger Agreement (including the offer and the merger), except for certain limited obligations unrelated to the offer or the merger, which would survive. See Section 13 — “Source and Amount of Funds” and the description under the heading “Reverse Termination Fee” in Section 6 — “The Merger Agreement.”

What are the most important conditions to the offer?

The offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn on or prior to the expiration of the offer, a number of Shares that, together with the Shares then owned by King and its subsidiaries (including us), represents at least a majority of the voting power of the total number of outstanding voting securities of Alpharma on a fully-diluted basis and (2) the expiration and termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The offer is subject to certain other conditions as well. A more detailed discussion of the conditions to consummation of this offer may be found in “Introduction,” Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions” and Section 15 — “Conditions to the Offer.”

How long do I have to decide whether to tender my Shares into the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 19, 2008. The Merger Agreement provides that if any condition to the offer is not satisfied or waived on any scheduled or extended expiration date of the offer, we may, without the consent of Alpharma, extend the offer, from time to time, until such condition is satisfied or waived. The Merger Agreement further provides that if certain offer conditions have not been satisfied or waived on any scheduled expiration date of the offer, we will, if requested to do so by Alpharma, extend the offer; provided, however, that in no event will we be required to extend the offer beyond April 15, 2009. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire. See Section 1 — “Terms of the Offer; Expiration Date” and Section 6 — “The Merger Agreement.”

When the offer expires, we may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 — “Terms of the Offer; Expiration Date.”

What is the “top up option” and when will it be exercised?

Under the Merger Agreement, if after consummation of the offer (and any subsequent offering period), we do not own at least 90% of the outstanding Shares, we have the option, subject to limitations, to purchase from Alpharma up to a number of authorized and unissued shares sufficient to cause us to own one share more than 90% of the Shares then outstanding, on a fully-diluted basis, at a price per Share equal to the price per Share paid in the offer. The top up option cannot be exercised if the number of top up option shares would exceed the number of Alpharma’s authorized but unissued and unreserved shares. We may exercise this option, in whole but not in part, at any time after the consummation of the offer and prior to the earlier of (i) the date on which the merger becomes effective and (ii) the termination of the Merger Agreement in accordance with its terms. See Section 6 — “The Merger Agreement.”

How do I accept the offer and tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed amended and restated Letter of Transmittal and any other documents required by the amended and restated Letter of Transmittal, to Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services, the “Depositary”), prior to the expiration of the offer. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed amended and restated Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I already tendered my Shares in the original offer, do I have to do anything now?

No. Shares previously tendered pursuant to the original Offer to Purchase and Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price if Shares are accepted for payment pursuant to the offer, except as may be required by the guaranteed delivery process if the guaranteed delivery procedure was utilized. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the offer, when will I be paid for my Shares?

If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer. See Section 2 — “Acceptance for Payment and Payment.”

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary at any time prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60 day period, including during any extensions of the offer, until the time we do accept your Shares for payment as provided herein. Once we accept Shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during any subsequent offering period, if we elect to have such a period. See Section 4 — “Withdrawal Rights.”

Will the offer be followed by the merger if all the Shares are not tendered in the offer?

If we purchase at least a majority of the outstanding Shares in the offer, we will seek to effect the merger of Purchaser into Alpharma as promptly as practicable in accordance with the terms of the Merger Agreement.

Furthermore, if pursuant to the offer or otherwise (including as a result of our exercise of the top up option) we own in excess of 90% of the outstanding Shares, we may effect the merger without any further action by the stockholders of Alpharma. If the merger takes place, King will own all of the Shares and all other remaining stockholders (other than stockholders properly exercising appraisal rights available under Delaware law) will receive the price per Share paid in the offer. Therefore, if the proposed merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares in the offer. See Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

What is the market value of my Shares as of a recent date?

On December 5, 2008, the last full trading day before the date of this amended and restated Offer to Purchase, the closing sale price of a Share on the New York Stock Exchange was $35.84. On November 21, 2008, the last full trading day before the announcement of the execution of the Merger Agreement, the closing sale price of a Share on the New York Stock Exchange was $33.50. On September 10, 2008, the last full trading day before the public announcement of our proposal to acquire all of the outstanding Shares for $37.00 per Share in cash, the closing sale price of a Share on the New York Stock Exchange was $35.73. On August 21, 2008, the last full trading day before the public announcement of our proposal to acquire all of the outstanding Shares for $33.00 per Share in cash, the closing sale price of a Share on the New York Stock Exchange was $24.04. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See Section 7 — “Price Range of the Shares; Dividends.”

Are appraisal rights available in either the offer or the proposed merger?

Appraisal rights are not available in the offer. If we consummate the proposed merger in accordance with the terms of the Merger Agreement, you will be entitled to appraisal rights in connection with the proposed merger if you do not vote in favor of the proposed merger and you otherwise strictly comply with applicable Delaware law. See Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

What are the U.S. Federal income tax consequences of the proposed transactions?

The receipt of cash in the offer or the proposed merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See Section 5 — “Material U.S. Federal Income Tax Consequences.”

Whom can I call with questions?

You can call Innisfree M&A Incorporated at (877) 687-1875 (toll-free) or (212) 750-5833 (collect) or Credit Suisse Securities (USA) LLC at (888) 537-4896 with any questions you may have. Innisfree M&A Incorporated is acting as the information agent, and Credit Suisse Securities (USA) LLC is acting as the dealer manager for the offer. See Section 17 — “Certain Fees and Expenses” and the back cover of this amended and restated Offer to Purchase.

INTRODUCTION

To: All Holders of Shares of Class A Common Stock of Alpharma.

Albert Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of King Pharmaceuticals, Inc., a Tennessee corporation (“King”), hereby offers to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $0.20 per share (the “Common Stock”), of Alpharma Inc., a Delaware corporation (“Alpharma”), and (2) the associated rights to purchase shares of Series B Junior Participating Preferred Stock, par value $1.00 per share, of Alpharma (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of September 1, 2008 (as amended from time to time, the “Rights Agreement”), by and between Alpharma and Computershare Trust Company, N.A., as Rights Agent, at a price of $37.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this amended and restated Offer to Purchase and in the related amended and restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). This amended and restated Offer to Purchase amends and restates the original Offer to Purchase dated September 12, 2008. The amended and restated Letter of Transmittal circulated with this amended and restated Offer to Purchase amends and restates the Letter of Transmittal circulated with the original Offer to Purchase.

Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions. Stockholders who hold their Shares in street name through a bank, dealer, broker, trust or other nominee should check with such nominee as to whether it will charge any service fees. Except as set forth in Instruction 6 of the amended and restated Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the amended and restated Letter of Transmittal may be subject to a required backup U.S. Federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5 — “Material U.S. Federal Income Tax Consequences.” Purchaser will pay all fees and expenses of Credit Suisse Securities (USA) LLC (“Credit Suisse”), as Dealer Manager (the “Dealer Manager”), BNY Mellon Shareowner Services, as Depositary (the “Depositary”), and Innisfree M&A Incorporated (“Innisfree”), as Information Agent (the “Information Agent”), incurred in connection with the Offer. See Section 17 — “Certain Fees and Expenses.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 23, 2008 (the “Merger Agreement”), among Alpharma, King and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will merge with and into Alpharma (the “Merger”). In the Merger, each outstanding Share (other than Dissenting Shares (as defined below) and any Shares held by Alpharma, King or Purchaser) will be converted into the right to receive the Offer Price. The Merger is subject to the satisfaction or waiver of certain conditions. See Section 6 — “The Merger Agreement.”

Alpharma’s Board of Directors unanimously (1) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Alpharma and its stockholders, (2) has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (3) recommends that the stockholders of Alpharma tender their Shares pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement by action of written consent.

Banc of America Securities LLC (“Banc of America Securities”), Alpharma’s financial advisor, has delivered to Alpharma’s Board of Directors its written opinion, dated November 23, 2008, to the effect that, as of November 23, 2008, the consideration to be paid in the Offer and the Merger pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Shares (other than King and its affiliates). The full text of the written opinion of Banc of America Securities, containing the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included with Alpharma’s amended Solicitation/Recommendation Statement on Schedule 14D-9 (the “Amended Schedule 14D-9”), which will be filed by Alpharma with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to stockholders with this amended and restated Offer to Purchase. Stockholders are urged to read the full text of the opinion carefully.

The Offer is conditioned upon, among other things, (1) there having been validly tendered in accordance with the Offer prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by King, after giving effect to the consummation of the Offer, represents at least a majority of the voting power on the Acceptance Date of all “fully-diluted Shares,” which term shall mean, all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable, other than potential (but not actual) dilution attributable to the Rights (the “Minimum Tender Condition”) and (2) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) (the “HSR Condition”). See Section 15 — “Conditions to the Offer” and Section 16 — “Certain Legal Matters; Antitrust; Other Foreign Approvals; State Takeover Statutes.”

According to representations and warranties of Alpharma contained in the Merger Agreement, as of November 19, 2008, there were issued and outstanding 41,882,318 Shares, no shares of Class B Common Stock, par value $0.20 per share, no shares of preferred stock, employee stock options to purchase 1,837,694 Shares, company restricted stock units with respect to 166,651 Shares and outstanding rights under Alpharma’s Employee Stock Purchase Plan (as amended, the “ESPP”) with respect to 9,274 Shares. As of December 5, 2008, King is the beneficial owner of 5 Shares and Purchaser is the beneficial owner of 5 Shares. Based upon the foregoing, and assuming no additional Shares are issued or issuable under any warrants, convertible notes, or otherwise, if Purchaser were to purchase 21,947,959 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied. However, the actual number of Shares necessary to satisfy the Minimum Tender Condition will depend on the facts as they exist on the date of purchase.

Shares previously tendered pursuant to the original Offer to Purchase dated September 12, 2008 and the related Letter of Transmittal and not properly withdrawn constitute valid tenders for purposes of the Offer as amended and restated hereby. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the Offer Price if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure is utilized. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Stockholders who have not already tendered their Shares should disregard the materials delivered with the original Offer to Purchase and use the materials accompanying this amended and restated Offer to Purchase.

Stockholders tendering their Shares according to the guaranteed delivery procedure set forth under Section 3 — “Procedures for Accepting the Offer and Tendering Shares” may do so using either the original Notice of Guaranteed Delivery circulated with the original Offer to Purchase or the amended and restated Notice of Guaranteed Delivery circulated herewith.

If Purchaser accepts for payment and pays for Shares pursuant to the Offer, the Merger Agreement provides that King will be entitled to designate representatives to serve on Alpharma’s Board of Directors in proportion to the percentage of Shares owned by King and/or Purchaser. King currently intends, as soon as practicable after consummation of the Offer, to exercise this right and to designate certain directors and executive officers of King to serve as directors of Alpharma. For certain information regarding each of these persons, see Schedule I — “Information Concerning the Directors and Executive Officers of King and Purchaser.” The foregoing information and certain other information contained in this amended and restated Offer to Purchase, the Amended Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, Purchaser’s directors will be the directors of Alpharma.

Under the Delaware General Corporation Law (the “DGCL”), if Purchaser owns at least 90% of the outstanding Shares, Purchaser would be able to effect the Merger without a vote of Alpharma’s stockholders. If Purchaser does not own at least 90% of the outstanding Shares, the Merger Agreement must be adopted by

Alpharma’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Alpharma.

Pursuant to the Merger Agreement, if Purchaser does not own at least 90% of the outstanding Shares, Purchaser has the option (subject to certain limitations) to purchase from Alpharma up to a number of additional Shares sufficient to cause Purchaser to own one share more than 90% of the Shares then outstanding, on a fully- diluted basis, at a price per Share equal to the Offer Price (such option, the “Top Up Option”). Purchaser could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to effect a short-form merger. See the description under the heading “Top Up Option” in Section 6 — “The Merger Agreement.”

This amended and restated Offer to Purchase and the related amended and restated Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” on or prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, December 19, 2008, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the Minimum Tender Condition, the HSR Condition and all the other conditions set forth in Section 15 — “Conditions to the Offer.” Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. If any condition to the Offer is not satisfied or waived on any scheduled or extended Expiration Date, Purchaser may, without the consent of Alpharma, extend the Offer and the Expiration Date from time to time until all of the conditions are satisfied or waived. Purchaser will extend the Offer and the Expiration Date upon Alpharma’s prior written request if, as of the then-scheduled Expiration Date, any of the conditions to the Offer set forth in clauses (b), (c), (d), (e) or (f) of Section 15 — “Conditions to the Offer” have not been satisfied. In the event that all of the conditions to the Offer other than the Minimum Tender Condition have been satisfied as of the then-scheduled Expiration Date, upon Alpharma’s prior written request, Purchaser will extend the Offer and the Expiration Date by up to an additional 30 days. In addition, in the event that all of the conditions to the Offer have been satisfied as of the then-scheduled Expiration Date and Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer, Purchaser will extend the Offer and the Expiration Date upon Alpharma’s written request. Notwithstanding the foregoing, however, in no event will Purchaser be required to extend the Offer or the Expiration Date beyond April 15, 2009 (the “Outside Date”). During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by the Merger Agreement or approved by Alpharma, (i) Purchaser may not waive the Minimum Tender Condition, (ii) no change may be made that changes the form of consideration to be paid in the Offer, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15 — “Conditions to the Offer” or otherwise amends or modifies the Offer in any manner materially adverse to the stockholders of Alpharma and (iii) the Offer may not be extended except as otherwise provided in the Merger Agreement.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality of the changes and, in the SEC’s view, should be no less than five business days from the date that notice of such change is first published or sent or given to security holders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, a minimum ten-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Alpharma consistent with the requirements of the SEC.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

Alpharma has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. This amended and restated Offer to Purchase, the amended and restated

Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Alpharma’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly following the Expiration Date. If Purchaser provides a Subsequent Offering Period, Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 15 — “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in Section 15 — “Conditions to the Offer.”

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(1) the certificates representing the Shares (the “Share Certificates”), or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares, into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

(2) a properly completed and duly executed amended and restated Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3) any other documents required by the amended and restated Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the amended and restated Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the amended and restated Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares.  Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this amended and restated Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the amended and restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the amended and restated Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

The method of delivery of Shares, the amended and restated Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the amended and restated Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and Purchaser with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Shares previously tendered pursuant to the original Offer to Purchase dated September 12, 2008 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the Offer Price if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this amended and restated Offer to Purchase.

Book-Entry Transfer.  The Depositary has established accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the amended and restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this amended and restated Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this amended and restated Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the amended and restated Letter of Transmittal (1) if the amended and restated Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the amended and restated Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on the amended and restated Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the amended and restated Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the amended and restated Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the amended and restated Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(3) within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery, (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this amended and restated Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the amended and restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the amended and restated Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Stockholders tendering their Shares according to the guaranteed delivery procedures may do so using either the original Notice of Guaranteed Delivery circulated with the original Offer to Purchase or the amended and restated Notice of Guaranteed Delivery circulated herewith.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book entry transfer of Shares and (3) any other documents required by such Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book Entry Confirmations of, such Shares are received into the Depositary’s account at the Book Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding.  Under U.S. Federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a stockholder that is a U.S. person (as defined for U.S. Federal income tax purposes) must provide the Depositary with the U.S. stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the U.S. stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the amended and restated Letter of Transmittal. If a U.S. stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the U.S. stockholder, and any payment made to the U.S. stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the amended and restated Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary).

Certain stockholders (including, among others, corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See the amended and restated Letter of Transmittal for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. stockholder may be refunded or credited against the U.S. stockholder’s U.S. Federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

Appointment as Proxy.  By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints James W. Elrod and William L. Phillips III, or either of them, and any individual designated by either of them or Purchaser, and each of them individually, as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the amended and restated Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after September 11, 2008. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment such Shares as provided herein. Upon such appointment, all prior proxies and consents given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Alpharma’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities. See Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

Determination of Validity.  All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares and compliance by a tendering stockholder with the terms of the Offer will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, King or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4 — “Withdrawal Rights,” tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time following such expiration.

To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this amended and restated Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion. None of Purchaser, King or any of their affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in Section 1 — “Terms of the Offer; Expiration Date”), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

For U.S. Federal income tax purposes, if you sell or exchange your Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. Generally, that gain or loss will be a capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for reduced U.S. Federal income tax rates. A stockholder that receives cash in connection with the exercise of its appraisal rights under the DGCL as described herein under Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions” will generally recognize a capital gain or loss in the same manner. In addition, the ability to use capital losses to offset ordinary income is limited.

The foregoing discussion may not be applicable to certain types of stockholders with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, (including partnerships or other flow-through entities, brokers, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations and financial institutions), persons subject to the alternative minimum tax and persons who have a functional currency other than the U.S. dollar. This discussion also may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction. In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

The foregoing discussion is not a comprehensive description of all tax consequences relevant to the stockholders of Alpharma. Stockholders of Alpharma are advised to consult their own tax advisors regarding the specific consequences to them of the Offer and the Merger, including, without limitation, the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws in their particular circumstances.

6.	THE MERGER AGREEMENT.

The following is a summary of the material provisions of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as exhibit 2.1 to the current report on Form 8-K filed by King with the SEC on November 24, 2008, and is incorporated herein by reference. Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

The Merger Agreement has been filed as an exhibit to the Schedule TO filed by King with the SEC and this summary of the material provisions has been included in this amended and restated Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Alpharma or King (or its subsidiaries) in public reports filed with the SEC. In particular, the Merger Agreement and this summary of the material provisions are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to Alpharma or King (or their subsidiaries).

The Offer.  The Merger Agreement requires Purchaser to amend the Offer to provide that the conditions will be as set forth in Section 15 — “Conditions to the Offer,” to amend the Expiration Date to be as set forth on the cover page of this amended and restated Offer to Purchase and to otherwise conform the Offer to the requirements of the Merger Agreement. Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the conditions to the Offer set forth in Section 15 — “Conditions to the Offer” and to make any change in the terms of or conditions to the Offer; provided that, without the prior written approval of Alpharma, (i) the Minimum Tender Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15 — “Conditions to the Offer” or otherwise amends or modifies the Offer in any manner materially adverse to the holders of Shares and (iii) the Offer may not be extended except as set forth in the Merger Agreement.

Extensions of the Offer.  Purchaser may extend the Offer and the Expiration Date without the consent of Alpharma (i) if at the then-scheduled Expiration Date, any of the conditions to the Offer have not been satisfied or waived, until such conditions are satisfied or waived, or (ii) for any period required by any rule, regulation, interpretation or position of the SEC. Purchaser will extend the Offer and the Expiration Date upon Alpharma’s prior written request if, as of the then-scheduled Expiration Date, any of the conditions to the Offer set forth in clauses (b), (c), (d), (e) or (f) of Section 15 — “Conditions to the Offer” have not been satisfied. In the event that all of the conditions to the Offer other than the Minimum Tender Condition have been satisfied as of the then-scheduled Expiration Date, upon Alpharma’s prior written request, Purchaser will extend the Offer and the Expiration Date by up to an additional 30 days. In addition, in the event that all of the conditions to the Offer have been satisfied as of the then-scheduled Expiration Date and Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer, Purchaser will extend the Offer and the Expiration Date upon Alpharma’s written request. Notwithstanding the foregoing, under the terms of the Merger Agreement, Purchaser is not required to extend the Offer or the Expiration Date beyond the Outside Date.

The Merger Agreement obligates Purchaser, subject to the requirements of Rule 14d-11 under the Exchange Act and the satisfaction of the conditions set forth in Section 15 — “Conditions to the Offer,” to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer and all Shares validly tendered in any Subsequent Offering Period. The date on which Shares are first accepted for payment pursuant to the Offer is hereinafter referred to as the “Acceptance Date.”

Subsequent Offering Period.  Purchaser may provide a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of such period, there have not been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting, vote or written consent of stockholders of Alpharma, in accordance with Section 253 of the DGCL (a “Short Form Merger”).

Directors.  The Merger Agreement provides that, upon the acceptance for payment of any Shares pursuant to the Offer, King will be entitled to designate the number of directors, rounded to the nearest whole number constituting at least a majority of directors, on the Board of Directors of Alpharma that is in the same proportion as the percentage of Shares then beneficially owned by King and/or Purchaser to the total number of Shares outstanding. Notwithstanding the foregoing, the Merger Agreement provides that one incumbent director will retain his or her position on Alpharma’s Board of Directors until the completion of the closing of the Merger.

Alpharma is required to promptly take all actions necessary to cause King’s designees to be elected or appointed to Alpharma’s Board of Directors. At such time as such designees constitute a majority of Alpharma’s Board of Directors, Alpharma will also use its best efforts to cause individuals designated by King to constitute the number of members, rounded up to the next whole number, on (i) each committee of Alpharma’s Board of Directors and (ii) each board of directors of each of Alpharma’s subsidiaries (and each committee thereof, if any) that represents the same percentage as individuals designated by King represent on the Board of Directors of Alpharma.

Following the election or appointment of King’s nominees and until the time at which the Merger becomes effective (the “Effective Time”), the approval of a majority of the directors of Alpharma then in office who were not designated by King shall be required to authorize (and such authorization will constitute the authorization of Alpharma’s Board of Directors) (i) any termination of the Merger Agreement by Alpharma or Alpharma’s agreement to any amendment of the Merger Agreement, (ii) any extension of time for performance of any obligation or action under the Merger Agreement by King or Purchaser or (iii) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Alpharma.

Top Up Option.  Pursuant to the Merger Agreement, Alpharma has granted to Purchaser an option to purchase that number of newly issued Shares that, when added to the number of Shares owned by King and its subsidiaries (including Purchaser) at the time of exercise, constitutes one Share more than 90% of the Shares outstanding on a fully-diluted basis immediately after the issuance of all Shares to be issued upon exercise of the Top Up Option. The Top Up Option may be exercised, in whole but not in part, at any time after the consummation of the Offer and prior to the Effective Time; provided, however, that in no event will the Top Up Option be exercisable for a number of Shares in excess of Alpharma’s then authorized and unissued Shares.

The aggregate purchase price payable for the Shares being purchased by Purchaser pursuant to the Top Up Option may be paid by execution and delivery to Alpharma of a promissory note having a principal amount equal to the product of the number of Shares to be purchased and the Offer Price.

The Merger.  The Merger Agreement provides that, at the Effective Time, Purchaser will be merged into Alpharma. At that time, the separate existence of Purchaser will cease, and Alpharma will be the surviving corporation (the “Surviving Corporation”).

Under the terms of the Merger Agreement, at the Effective Time each Share then outstanding will be converted into the right to receive cash equal to the price paid per Share in the Offer, without interest (the “Merger

Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares held by Alpharma as treasury stock, (ii) Shares held by King or Purchaser and (iii) Shares owned by Alpharma stockholders who properly demand appraisal in accordance with the DGCL.

The Merger Agreement provides that if, at any time after the Acceptance Date, King and its affiliates own at least 90% of the outstanding Shares, King, Purchaser and Alpharma will take all necessary and appropriate action to cause the Merger to be effected as soon as practicable by way of a Short Form Merger. If, however, approval of the stockholders of Alpharma is required to adopt the Merger Agreement in accordance with the DGCL, Alpharma has agreed pursuant to the Merger Agreement that it will (i) submit the adoption of the Merger Agreement, as promptly as practicable upon consummation of the Offer, to Purchaser (in its capacity as a stockholder of Alpharma) and any other stockholders of Alpharma requested by King for approval by written consent and (ii) file with the SEC and mail to such stockholders of Alpharma an information statement prepared pursuant to Section 14(c) of the Exchange Act regarding the Merger and the other transactions contemplated by the Merger Agreement (which shall also satisfy the requirements of Section 228 of the DGCL). Pursuant to the Merger Agreement, and in accordance with the DGCL and Alpharma’s certificate of incorporation, if approval of the stockholders of Alpharma is required to adopt the Merger Agreement, the approval of the holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser, will be required.

Stock Options.  The Merger Agreement provides that each unexercised option to purchase Shares that is outstanding immediately prior to the Effective Time, whether or not vested, will vest and be canceled, and the holder of each such option will be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option, multiplied by the number of Shares subject to the unexercised portion of such option.

Restricted Stock.  The Merger Agreement provides that each share of restricted stock of Alpharma outstanding immediately prior to the Effective Time, whether or not vested, will vest and be canceled, and the holder of each such share will be entitled to receive an amount in cash equal to the Merger Consideration.

Restricted Stock Units.  The Merger Agreement provides that each Restricted Stock Unit (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time, whether or not vested, will vest and be canceled, and the holder of each such Restricted Stock Unit will be entitled to receive an amount in cash equal to the Merger Consideration, multiplied by the number of Shares subject to the Restricted Stock Unit.

Performance Units.  The Merger Agreement provides that at the Effective Time each performance unit will vest and be canceled, and the holder of each performance unit will receive a payment in cash in the amount due with respect to such performance unit upon the occurrence of a change in control.

Employee Stock Purchase Plan.  The Merger Agreement provides that the following will occur under the ESPP: (i) no Alpharma employee payroll deductions may be increased, and no new “Plan Quarter” will commence, following the date of the Merger Agreement, (ii) the “Share Allocation Date” will be the date as usually determined pursuant to the applicable ESPP provisions or, if earlier, the date immediately prior to the day upon which the Effective Time occurs and (iii) Alpharma will make a matching contribution consistent with past practice for participant payroll deductions existing immediately prior to such Share Allocation Date. The ESPP will terminate immediately prior to the Effective Time.

Representations and Warranties.  In the Merger Agreement, Alpharma has made customary representations and warranties to King, including representations relating to its organization, standing and corporate power, corporate authorization and non-contravention, governmental authorization, capitalization, subsidiaries, SEC filings, financial statements, disclosure documents, absence of certain changes, absence of undisclosed liabilities, compliance with laws and court orders, litigation, taxes, labor and employment matters, employee benefit plans, environmental matters, material contracts, intellectual property, finders’ fees, the opinion of Alpharma’s financial advisor and anti-takeover statutes and the Rights Agreement. King has made customary representations and warranties to Alpharma, including representations relating to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, disclosure documents, finders’ fees, financing and operations of Purchaser.

The representations and warranties in the Merger Agreement will not survive the Effective Time.

The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

Operating Covenants.  The Merger Agreement obligates Alpharma, from the date of the Merger Agreement until the Effective Time, subject to certain exceptions to, and to cause each of its subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Alpharma and its subsidiaries prior to the Effective Time, which provide that, subject to certain exceptions, including as contemplated or as permitted by the Merger Agreement, Alpharma and its subsidiaries will not take certain actions without the prior consent of King, including, among other things: amendments to their organizational documents; splits, combinations or reclassifications of their securities; redemption or repurchase of their securities; dividends and other distributions; issuances or sales of their securities; amendments to the terms of their securities; capital expenditures; loans, advances or capital contributions; acquisitions or dispositions of material assets or property; sales, assignments, licenses or transfers of certain intellectual property; incurrence of indebtedness other than in the ordinary course; creation of material liens; creation of material limitations or restrictions on the business of Alpharma; amendment or termination of material contracts; certain grants of employment or compensatory rights, increases in compensation or adoption of new benefits plans; settlement of lawsuits; and changes in financial accounting principles or practices or material tax elections.

Access to Information.  Subject to certain exceptions, the Merger Agreement provides that Alpharma and its subsidiaries will afford to King, and to King’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives, reasonable access until the Effective Time to all of its and its subsidiaries’ representatives, properties, offices and other facilities, books and records and all other financial, operating and other data and information as King may reasonably request, and furnish, as promptly as practicable, to King all information concerning its and its subsidiaries’ business, properties and personnel as King may reasonably request.

No Solicitation.  In the Merger Agreement, Alpharma has agreed that none of Alpharma, its subsidiaries or their respective officers, directors, employees, advisors, agents or representatives will, directly or indirectly:

•	solicit, initiate, facilitate or encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal (as defined below);

•	enter into, engage in or continue any discussions or negotiations with respect to any such inquiries, proposals or offers, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person.

Notwithstanding the foregoing, if at any time from and after the date of the Merger Agreement and prior to the Acceptance Date, (i) Alpharma receives a bona fide written Takeover Proposal from a third party which did not result from a breach of Alpharma’s obligations described under this heading “No Solicitation,” (ii) the Board of Directors of Alpharma determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Takeover Proposal is or is reasonably likely to lead to a Superior Proposal (as defined below) and (iii) the Board of Directors of Alpharma determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then Alpharma may:

•	furnish information with respect to Alpharma and its subsidiaries to the person making such Takeover Proposal, and

•	engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided that Alpharma (x) does not, and does not allow its subsidiaries or its or their representatives to, disclose any non-public information to such person without first entering into a customary confidentiality agreement that does not permit such person to commence a tender or exchange offer for Common Stock or a proxy contest or consent solicitation relating to Alpharma, in each case, absent the prior written consent of Alpharma (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) provides to King any non-public information concerning Alpharma or its subsidiaries provided to such other person which was not previously provided to King in advance of or substantially concurrent with the provision to such other person.

The Merger Agreement requires Alpharma and its subsidiaries to, and to cause their officers, directors and employees and their respective advisors, agents and representatives to, cease immediately and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal.

“Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to or that would reasonably be expected to lead to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions and whether by way of a merger, business combination or otherwise, of (1) assets (including equity securities of any subsidiary of Alpharma) or businesses that constitute 15% or more of the revenues, operating income or assets of Alpharma and its subsidiaries, taken as a whole, or (2) 15% or more of any class of equity securities of, or other equity or voting interests in, Alpharma (or securities or instruments convertible into or exercisable or exchangeable for 15% or more of any class of such securities or interests of Alpharma), (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 15% or more of any class of equity securities of, or other equity or voting interests in, Alpharma (or securities or instruments convertible into or exercisable or exchangeable for 15% or more of any class of such securities or interests of Alpharma), or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Alpharma or any of its subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 15% or more of any class of equity securities of, or other equity or voting interests (or securities or instruments convertible into or exercisable or exchangeable for 15% or more of any class of such securities or interests) in Alpharma or the surviving entity in a merger or the resulting direct or indirect parent of Alpharma or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide written Takeover Proposal that, if consummated, would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 50% or more of any class of equity securities of Alpharma or of the surviving entity in a merger or the resulting direct or indirect parent of Alpharma or such surviving entity or (b) 50% or more of the assets of Alpharma and its subsidiaries, taken as a whole, which in each case the Board of Directors of Alpharma reasonably determines (after consultation with a financial advisor of nationally recognized reputation and outside counsel) (x) would result in greater value to the stockholders of Alpharma from a financial point of view than the Offer and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making the proposal, including the financing terms thereof and of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by King to Alpharma in response to such proposal or otherwise and taking into account any fees payable by Alpharma under the Merger Agreement) and (y) is reasonably likely to be consummated on the terms proposed.

Alpharma Board Recommendation.  Alpharma has represented to King in the Merger Agreement that the Board of Directors of Alpharma, at a meeting duly called and held:

(a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Alpharma’s stockholders,

(b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and

(c) recommended that Alpharma’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement by action of written consent of the stockholders of Alpharma (each of (a), (b) and (c), collectively, the “Alpharma Board Recommendation”).

The Merger Agreement provides that the Board of Directors of Alpharma will not withdraw (or modify in a manner adverse to King or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to King or Purchaser), the Alpharma Board Recommendation or recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or resolve, agree or propose to take such actions (collectively, an “Adverse Recommendation Change”).

In addition, the Merger Agreement provides that the Board of Directors of Alpharma will not approve or recommend, or publicly propose to approve or recommend, or cause or permit Alpharma or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to lead to a Takeover Proposal, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”).

Notwithstanding the foregoing, at any time prior to the Acceptance Date, (and subject to compliance with the termination fee provisions described below) the Board of Directors of Alpharma may, if it determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustments to the terms of the Merger Agreement pursuant to the negotiations required by clause (B) below) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (a) other than in response to a Takeover Proposal or Superior Proposal, make an Adverse Recommendation Change and/or (b) in response to a Superior Proposal that did not result from a breach of Alpharma’s obligations described above under this heading “No Solicitation” in this Section 6 — “The Merger Agreement,” make an Adverse Recommendation Change or cause Alpharma to terminate the Merger Agreement and concurrently enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however that Alpharma is not permitted to make an Adverse Recommendation Change or terminate the Merger Agreement in such circumstances unless:

(A) Alpharma promptly notifies King, in writing, at least three business days before effecting an Adverse Recommendation Change, or terminating the Merger Agreement pursuant to a Superior Proposal, advising King that Alpharma’s Board of Directors intends to take such action,

(B) during such three business day period, if requested by King, Alpharma negotiates in good faith with King to make such adjustments to the Merger Agreement as would enable Alpharma to proceed without making an Adverse Recommendation Change or terminating the Merger Agreement, and

(C) at the end of such three business day period, (1) such Takeover Proposal continues to constitute a Superior Proposal of the type for which the Board of Directors is permitted to make such Adverse Recommendation Change or terminate the Merger Agreement or (2) such events, facts and circumstances unrelated to a Superior Proposal continue to be of a type for which the Board of Directors is permitted to make such Adverse Recommendation Change, as the case may be (after taking into account any proposed changes to the terms and conditions of the Merger Agreement proposed by King, as a result of the negotiations required by the immediately preceding clause (B)).

Nothing in the Merger Agreement prevents Alpharma from taking or disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to the Alpharma stockholders if the Board of Directors of Alpharma determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law, provided, however, that any Adverse Recommendation Change or actions with respect to Acquisition Agreements comply with the obligations described above.

Director and Officer Liability.  The Merger Agreement provides that from and after the Acceptance Date and for six years after the Effective Time, each of King and the Surviving Corporation (or Alpharma prior to the Effective Time) jointly and severally will indemnify to the fullest extent provided by law the current and former officers and directors of Alpharma or any of its subsidiaries against all claims, actions, suits proceedings or investigations based in whole or in part on the fact that such person was a director or officer of Alpharma or any of its subsidiaries. King will also maintain the provisions in Alpharma’s organizational documents regarding limitations on personal liability of officers and directors and indemnification of, and advancement of expenses to, current and former officers and directors and honor Alpharma’s obligations to these individuals under indemnification agreements to which Alpharma or any subsidiary of Alpharma is currently a party. In addition, Alpharma may purchase directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering the current or former officers and directors of Alpharma and its subsidiaries on terms no less favorable than those in effect on the date of the Merger Agreement, provided, that, without the prior written consent of King, Alpharma may not pay in excess of 250% of the current annual premium paid by Alpharma for such policies. The Merger Agreement provides that if Alpharma does not purchase such insurance, King must, for a period of six years from the Effective Time, maintain the current directors’ and officers’ liability insurance policies or purchase comparable policies; however, in satisfying such obligations, King is not obligated to spend, in any twelve month period, in excess of 250% of the current annual premiums paid by Alpharma.

Benefit Plans.  Except as noted below, the Merger Agreement provides that, from the Effective Time to December 31, 2009, King will either (i) assume and maintain for the benefit of the employees of Alpharma and its subsidiaries immediately prior to the Effective Time the Company Benefit Plans (as defined in the Merger Agreement) at the compensation and benefit levels in effect on the date of the Merger Agreement, or (ii) provide or cause to be provided to Alpharma employees compensation and benefits pursuant to plans, agreements and arrangements of King and its subsidiaries that, taken as a whole, have a value that is not less favorable in the aggregate than the compensation and benefits provided to such Alpharma employees under the Company Benefit Plans immediately prior to the Effective Time. The Merger Agreement also provides that from the Effective Time to December 31, 2009, King will provide, for certain groups of such employees, specified levels of equity-based grants, short-term and sales incentive compensation and 401(k) contributions. King will also honor existing employment, severance, retention, termination and change in control arrangements covering employees of Alpharma and its subsidiaries.

Commercially Reasonable Efforts.  King and Alpharma have agreed to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the Offer and to the Merger to be satisfied, (ii) obtain all necessary waivers, consents and approvals from governmental entities and make all necessary registrations, declarations and filings (including under the HSR Act and any applicable foreign merger control laws) and take all steps necessary to obtain approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any governmental entity, (iii) obtain consents, approvals and waivers from third parties as reasonably requested by King in connection with the transactions contemplated by the Merger Agreement; provided, however, that in no event will Alpharma or any of its subsidiaries be required to make any payment to such third parties or concede anything of value in order to obtain any such consent, approval or waiver and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, Alpharma and its Board of Directors will (A) take all actions necessary to ensure that no “fair price,” “business combination” or “control share acquisition” state takeover statute or other similar statute or regulation applies to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (B) if any such statute becomes so applicable, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation.

King and Alpharma have agreed to use commercially reasonable efforts to take all actions necessary to avoid or eliminate each and every impediment under the HSR Act or any foreign merger control law so as to enable the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Alpharma, King and their respective subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of Alpharma or King or their respective subsidiaries, or (iii) terminating any venture or other arrangement (any such action a “Divestiture and Limitation”), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and in that regard King and, only if and as requested by King, Alpharma will agree to effect a Divestiture and Limitation with respect to their respective businesses, product lines, assets; provided, however, that any such Divestiture and Limitation shall be conditioned upon the consummation of the Offer; and provided, further, that King shall have the sole and exclusive right to determine the manner in which to propose, negotiate, offer to commit to take and effect, by consent decree, hold separate order or otherwise, any required Divestiture and Limitation of such businesses, product lines or assets or actions of King, Alpharma, or their respective subsidiaries or otherwise offer to take or offer to commit to take (and if such offer is accepted, commit to and effect) any action as may be required to resolve such objections, suits or injunctions.

Notwithstanding anything in the Merger Agreement or the Offer to the contrary, in no event will any of King, Alpharma or their respective subsidiaries be required to make or agree to effect any Divestiture and Limitation of any product line, product or asset, or product line, product or asset under development, that is or could reasonably be expected to be material to (x) King and its subsidiaries or (y) Alpharma and its subsidiaries (a “Materially Burdensome Condition”).

Financing.  The Merger Agreement provides that (a) each of King and Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and obtain the Debt Financing (as defined in Section 13 — “Source and Amount of Funds”) on the terms and conditions described in the Debt Commitment Letter (as defined in Section 13 — “Source and Amount of Funds”), including using commercially reasonable efforts to (A) maintain in effect the Debt Commitment Letter, (B) satisfy on a timely basis all conditions applicable to King and Purchaser to obtaining the Debt Financing that are within their control, (C) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including any “flex” provisions) and (D) enforce their rights under the Debt Commitment Letter. In the event that all the conditions to the Debt Financing have been satisfied or waived, each of King and Purchaser will use its commercially reasonable efforts to cause the lenders providing the Debt Financing to fund the Debt Financing required to consummate the Offer on or prior to such time as Purchaser is required to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer. King will not, and will not permit Purchaser to, agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter or any definitive agreements related to the Debt Commitment Letter (including any and all fee letters), in each case, without Alpharma’s prior written consent, except any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing in a manner that would not reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. Upon any such amendment, replacement, supplement or modification of the Debt Commitment Letter, the term “Debt Commitment Letter” will mean the Debt Commitment Letter as so amended, replaced, supplemented or modified in accordance with the Merger Agreement.

Alternative Financing.  In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter for any reason, the Merger Agreement provides that each of King and Purchaser will use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the Outside Date, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by the Merger Agreement which would not involve terms that are less favorable in any material respect to King or Purchaser and which would not contain any provisions which would reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. In the event that Alternative Financing is obtained pursuant to the Merger Agreement, each of King and Purchaser will comply with its covenants in the Merger Agreement made as to Debt Financing with respect to such Alternative Financing.

Standstill.  In the event that the Merger Agreement is terminated under circumstances in which King must pay the Reverse Termination Fee (as defined below under the heading “Reverse Termination Fee” in this Section 6 — “The Merger Agreement”), for a period of two years thereafter, neither King nor any of its affiliates may (unless invited by the Board of Directors of Alpharma in writing) acquire any voting securities or rights to acquire any voting securities of Alpharma or any of its subsidiaries or acquire a material amount of assets of Alpharma or any of its subsidiaries (other than asset acquisitions in the ordinary course of business), participate in any solicitation of proxies or consents to vote any voting securities of Alpharma or any of its subsidiaries, or seek to influence the management, Board of Directors or policies of Alpharma or any of its subsidiaries.

Conditions to the Offer.  See “Section 15 — “Conditions to the Offer.”

Conditions to the Merger.  The obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a) either (i) the stockholders of Alpharma have adopted the Merger Agreement or (ii) all conditions of applicable law required to be satisfied to effect the Merger as a Short Form Merger have been satisfied;

(b) there is no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect enjoining, restraining, preventing or otherwise prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Purchaser has accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer (provided that this is not a condition to King’s and Purchaser’s obligations if Purchaser has failed to purchase Shares pursuant to the Offer in violation of the Merger Agreement).

Termination.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (whether before or after approval of the Merger Agreement by the stockholders of Alpharma):

(a) by mutual written consent of Alpharma and King;

(b) by either of Alpharma or King, if:

(i) the Acceptance Date has not occurred on or before the Outside Date (except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was a principal cause of such failure);

(ii) any court or other governmental entity has issued a final nonappealable order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger; or

(iii) the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement without Shares having been accepted for payment pursuant to the Offer (except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was a principal cause of such failure);

(c) by King, if prior to the Acceptance Date Alpharma has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions to the Offer and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is 30 days from the date that Alpharma is notified by King of such breach (except that this right to terminate the Merger Agreement will not be available if King or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement);

(d) by Alpharma, if King or Purchaser has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions to the Offer or conditions to the Merger and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is 30 days from the date that King is notified by Alpharma of such breach (except that this right to terminate the Merger Agreement will not be available if Alpharma is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement);

(e) by King, in the event that (i) an Adverse Recommendation Change has occurred at or prior to the Acceptance Date, (ii) Alpharma has failed to include in the Amended Schedule 14D-9, the Alpharma Board Recommendation, (iii) Alpharma’s Board of Directors fails publicly to reaffirm its recommendation of the Merger Agreement, the Offer and the Merger within ten business days after King requests in writing that such recommendation be reaffirmed, (iv) a tender or exchange offer relating to any Common Stock has been commenced and Alpharma has not sent to the stockholders of Alpharma within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Alpharma recommends rejection of such tender or exchange offer and reaffirming its recommendation of the Merger Agreement, the Offer and the Merger or (v) a Takeover Proposal is publicly announced, and Alpharma fails to issue, within ten business days after such Takeover Proposal is announced, a press release that reaffirms its recommendation of the Merger Agreement, the Offer and the Merger;

(f) by Alpharma, pursuant to the provision described above in the second paragraph under the heading “No Solicitation” in this Section 6 — “The Merger Agreement” in response to a Superior Proposal if (i) King has received the Termination Fee (as defined below under the heading “Termination Fee” in this Section 6 — “The Merger Agreement”), to the extent payable at the time of termination and (ii) Alpharma has not materially breached its obligations described above under the heading “No Solicitation” in this Section 6 — “The Merger Agreement;”

(g) by King if Alpharma has breached in any material respect its obligations described above under the heading “No Solicitation” in this Section 6 — “The Merger Agreement;” or

(h) by Alpharma or King, if, as of a scheduled Expiration Date, all of the conditions to the Offer are satisfied and King or Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer due to the failure by King or Purchaser to receive the proceeds of the Debt Financing (or any Alternative Financing) within three business days following such scheduled Expiration Date (except that this right to terminate will not be available to King if King or Purchaser has not materially complied with its obligations described under the headings “Financing” and “Alternative Financing” in this Section 6 — “The Merger Agreement”) and provided that if Alpharma has requested that Purchaser extend the Offer and Purchaser is required to do so, the right to terminate will not be available to King until three business days following the expiration of any such requested extension.

Effect of Termination.  If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect with no liability on the part of King, Purchaser or Alpharma (except that the provisions of the Merger Agreement as to confidentiality, payment of the termination fees described below, reimbursement for expenses incurred by Alpharma in connection with financing and the standstill will survive such termination).

Termination Fee.  The Merger Agreement provides that, in the event that:

(i) the Merger Agreement is terminated by King pursuant to clause (e) under the heading “Termination” in this Section 6 — “The Merger Agreement” or by Alpharma pursuant to clause (f) under the heading “Termination” in this Section 6 — “The Merger Agreement,” prior to the Acceptance Date; or

(ii) (A) prior to the Acceptance Date, a Takeover Proposal has been made to Alpharma or directly to the stockholders of Alpharma or has otherwise become publicly known, (B) thereafter, the Merger Agreement is terminated by King pursuant to clause (c) or (g) under the heading “Termination” in this Section 6 — “The Merger Agreement” or by King or Alpharma pursuant to subclause (i) or (iii) of clause (b) under the heading “Termination” in this Section 6 — “The Merger Agreement” by reason of the Minimum Tender Condition not having been satisfied and (C) within 12 months after such termination, Alpharma enters into a binding agreement directly relating to the consummation of a transaction contemplated by any Takeover Proposal or any transaction contemplated by any Takeover Proposal is consummated, then Alpharma will pay King a termination fee of $60,000,000 (the “Termination Fee”) as follows: (1) in the case of a payment required by clause (i) above, on the date of termination of the Merger Agreement and (2) in the case of a payment required by clause (ii) above, on the earlier of the date of entry into a binding agreement or the date of consummation referred to in subclause (C) of clause (ii) above (for purposes of this paragraph under the heading “Termination Fee,” the term “Takeover Proposal” has the meaning assigned to such term above under the heading “No Solicitation” in this Section 6 — “The Merger Agreement,” except that all references to 15% therein are deemed to be references to 35%).

Reverse Termination Fee.  The Merger Agreement provides that, in the event that the Merger Agreement is terminated by King or Alpharma pursuant to:

(i) (A) subclause (i) of clause (b) under the heading “Termination” in this Section 6 — “The Merger Agreement” for the failure to satisfy any of the conditions to the Offer set forth in clauses (b), (c) or (f) of Section 15 — “Conditions to the Offer” due to the failure to receive any required consent or clearance under applicable antitrust laws from a governmental entity or due to any action by any governmental entity to prevent the consummation of the Offer or the Merger as violative of applicable antitrust laws, or (B) subclause (ii) of clause (b) under the heading “Termination” in this Section 6 — “The Merger Agreement” due to the denial of any approval required under applicable antitrust laws or the taking of any action by any antitrust or competition governmental entity to prevent the consummation of the Offer or the Merger as violative of applicable antitrust laws under circumstances where no other right to terminate exists under subclause (ii) of clause (b) under the heading “Termination” in this Section 6 — “The Merger Agreement” that does not relate to antitrust laws, if, in the case of each of (A) and (B), at the time of such termination, all other conditions set forth in Section 15 — “Conditions to the Offer,” (other than those conditions that by their terms are to be satisfied at the Expiration Date but which conditions would be satisfied if the Expiration Date were the date of such termination), are satisfied; or

(ii) pursuant to clause (h) under the heading “Termination” in this Section 6 — “The Merger Agreement,”

then King will pay Alpharma a reverse termination fee of $60,000,000 (the “Reverse Termination Fee”) as follows: (1) in the case of a termination by King, on the date of such termination of the Merger Agreement and (2) in the case of termination by Alpharma, within two business days following such termination.

If (x) King or Purchaser fail to receive the proceeds of the Debt Financing (or any Alternative Financing) or (y) the parties are unable to satisfy any of the conditions to the Offer relating to antitrust laws, in either case specified in clause (x) or (y), whether or not as a result of King’s or Purchaser’s breach of any of their respective representations, warranties or covenants under the Merger Agreement, then the payment of the Reverse Termination Fee to Alpharma will be the sole and exclusive remedy, in law or equity, of Alpharma and its affiliates against King, Purchaser, their respective affiliates and any of their respective former, current or future stockholders, directors, officers, representatives or agents or persons providing financing (collectively, the “King Related Parties”) for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in the Merger Agreement by King or Purchaser or the failure of King or Purchaser to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer or to consummate the Merger, and upon payment of the Reverse Termination Fee, none of the King Related Parties will have any further liability or obligation to Alpharma or any other person relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement (except that King and Purchaser will also be obligated with respect to the provisions of the Merger Agreement as to confidentiality, the standstill and reimbursement of expenses incurred by Alpharma in connection with a successful suit to collect the Reverse Termination Fee).

Specific Performance.  The parties are entitled to enforce specifically the terms and provisions of the Merger Agreement (including the obligation set forth in the Merger Agreement to obtain HSR approval and to use commercially reasonable efforts to obtain the contemplated Debt Financing or Alternative Financing), but under no circumstances shall King or Purchaser be required to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer (or to otherwise consummate the Offer) if King and Purchaser do not receive the proceeds of the Debt Financing (or any Alternative Financing) or regulatory approval is not obtained without imposing materially burdensome conditions or terms.

General Expenses.  Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

7.	PRICE RANGE OF THE SHARES; DIVIDENDS.

According to the Alpharma Form 10-K for Alpharma’s fiscal year ended December 31, 2007 (the “Alpharma 2007 10-K”), the Shares are listed and traded principally on the New York Stock Exchange (the “NYSE”) under the symbol “ALO.” The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on the NYSE as reported by SunGard PowerData® (Tradeline®) for Alpharma’s fiscal years ended December 31, 2006 and December 31, 2007 and for Alpharma’s fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and through December 5, 2008 for Alpharma’s fourth fiscal quarter of 2008.

	Low	High

Fiscal Year Ended December 31, 2006
Third Quarter (ended September 30, 2006)	$19.64	$24.65
Fourth Quarter (ended December 31, 2006)	20.73	24.64
Fiscal Year Ended December 31, 2007
First Quarter (ended March 31, 2007)	23.54	28.47
Second Quarter (ended June 30, 2007)	22.52	27.00
Third Quarter (ended September 30, 2007)	20.82	27.45
Fourth Quarter (ended December 31, 2007)	18.51	22.45
Fiscal Year Ending December 31, 2008
First Quarter (ended March 31, 2008)	17.55	28.13
Second Quarter (ended June 30, 2008)	22.09	28.67
Third Quarter (ended September 30, 2008)	21.27	38.14
Fourth Quarter (through December 5, 2008)	26.10	37.13

On August 21, 2008, the last full trading day before the public announcement of our proposal to acquire all of the outstanding Shares for $33.00 per Share in cash, the closing sale price of a Share on the NYSE was $24.04. On September 10, 2008, the last full trading day before the public announcement of our proposal to acquire all of the outstanding Shares for $37.00 per Share in cash, the closing sale price of a Share on the NYSE was $35.73. On November 21, 2008, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sale price of a Share on the NYSE was $33.50. On December 5, 2008, the last full trading day before the date of this amended and restated Offer to Purchase, the closing price of a Share on the NYSE was $35.84. Stockholders are urged to obtain a current market quotation for the Shares.

Dividends.  Effective in the fourth quarter of 2006, Alpharma discontinued its quarterly cash dividend on all Common Stock. If Purchaser acquires control of Alpharma, Purchaser currently intends that no dividends will be declared on the Shares prior to Purchaser’s acquisition of the entire equity interest of Alpharma.

8.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

If the Offer is successful and the Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights available under the DGCL) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place and a stockholder does not properly perfect its available appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. However, if the Offer is consummated and the Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

NYSE Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the NYSE, the market for the Shares could be adversely affected. In accordance with the NYSE’s published guidelines, the Shares would not meet the criteria for continued inclusion in the NYSE if, among other requirements, the number of outstanding Shares (less any Shares held by officers, directors or 10% beneficial owners) were less than 1,100,000, or the aggregate market value of the publicly held Shares were less than $100 million. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on the NYSE will be discontinued. In the event the Shares were no longer quoted on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Alpharma to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Alpharma to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Alpharma. Section 12 — “Purpose of the Offer and the Merger; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.” In addition, “affiliates” of Alpharma and persons holding “restricted securities” of Alpharma may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser intends to seek to cause Alpharma to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

9.	CERTAIN INFORMATION CONCERNING ALPHARMA.

The information concerning Alpharma contained in this amended and restated Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of King, Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Alpharma to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to King, Purchaser, the Dealer Manager, the Information Agent or the Depositary.

According to the Alpharma 2007 10-K, Alpharma was incorporated in 1983 under the laws of the State of Delaware. The principal executive offices of Alpharma are located at 440 Route 22 East, Bridgewater, New Jersey 08807 and its telephone number is (908) 566-3800. According to the Alpharma 2007 10-K, Alpharma is a global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products for humans and animals.

Alpharma is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Alpharma files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Preferred Stock Purchase Rights.  The Rights Agreement and a description of the Rights Agreement are filed with Alpharma’s registration statement on Form 8-A12B filed with the SEC on September 5, 2008. On September 1, 2008, Alpharma’s Board of Directors declared a dividend of one Right for each share of Common Stock outstanding as of September 12, 2008. Each Right entitles the holder to purchase from Alpharma a fractional share of participating preferred stock of Alpharma at an exercise price of $65.00, subject to adjustment. The Rights will expire on the earliest of (i) immediately prior to the Effective Time (but only if the Effective Time occurs), (ii) September 1, 2009 or (iii) the redemption or exchange of the Rights.

The Rights are not exercisable and are evidenced by common stock certificates and not by separate certificates until the earlier of: (i) the tenth day after the first date of a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Class A Common Stock (the earlier of such dates being called the “Distribution Date”)

According to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Alpharma with the SEC on September 26, 2008, Alpharma’s Board of Directors took action on September 23, 2008, as permitted by the Rights Agreement, to delay the Distribution Date, which otherwise would have been triggered by the Offer, until the earlier of (i) such time as any person becomes an Acquiring Person or (ii) such date as may be subsequently determined by Alpharma’s Board of Directors by resolution.

Pursuant to the Merger Agreement, Alpharma has amended the Rights Agreement so that (A) none of the execution, delivery or performance of the Merger Agreement, nor the transactions contemplated thereby, including the Offer and the Merger, will (1) cause King or any of its affiliates or associates to become an Acquiring Person or (2) give rise to a Distribution Date and (B) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof.

10.	CERTAIN INFORMATION CONCERNING KING AND PURCHASER.

Purchaser is a wholly owned subsidiary of King organized in 2008 under the laws of the State of Delaware in order to make the Offer and to take other action in connection therewith. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Purchaser’s principal administrative offices and telephone number are the same as those of King. King was organized in 1993 under the laws of the State of Tennessee. King’s principal administrative offices are located at 501 Fifth Street, Bristol, Tennessee 37620 and its telephone number is (423) 989-8000. King is a leading specialty pharmaceutical company that performs basic research and develops, manufactures, markets and sells branded prescription pharmaceutical products.

King is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information King files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of King and Purchaser are set forth in Schedule I — “Information Concerning the Directors and Executive Officers of King and Purchaser.”

Except as described in this amended and restated Offer to Purchase or Schedule I hereto, (i) none of King, Purchaser or, to the best knowledge of King and Purchaser, any of the persons listed in Schedule I to this amended and restated Offer to Purchase or any associate or majority-owned subsidiary of King or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of King, Purchaser or, to the best knowledge of King and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

On July 23, 2008, King acquired ten Shares at a price of $25.19 per Share in an open market purchase. On September 8, 2008, King transferred five Shares to Purchaser.

11.	BACKGROUND OF THE OFFER.

As part of the continuous evaluation of its business and plans, King regularly considers a variety of strategic options and transactions. In connection with this process, and consistent with King’s growth strategy, King has from time to time considered pursuing strategic transactions with other pharmaceutical companies, including Alpharma.

In early July of 2008, Brian A. Markison, the Chairman, President and Chief Executive Officer of King, called Dean J. Mitchell, the President and Chief Executive Officer of Alpharma, to invite Mr. Mitchell to a meeting to discuss, generally, the pharmaceutical business. It was Mr. Markison’s intention to also discuss King’s interest in pursuing a transaction with Alpharma.

On July 11, 2008, Messrs. Markison and Mitchell met. During the meeting, Mr. Markison indicated to Mr. Mitchell that King was interested in pursuing a negotiated business combination with Alpharma in which King would acquire Alpharma. Mr. Mitchell indicated to Mr. Markison that in order for Mr. Mitchell to support a transaction, King would need to offer a large premium and informally indicated a price range per Share that reflected a very substantial premium. Mr. Markison responded that although King was prepared to offer a significant premium and discuss economics and structure, he did not believe the very substantial premium to the then current market price of Shares referred to by Mr. Mitchell was within the range that King was prepared to offer. Nonetheless, Mr. Markison noted his desire to enter into discussions as soon as possible.

On July 15, 2008, Mr. Markison contacted Mr. Mitchell to reiterate King’s interest in pursuing a transaction with Alpharma, his desire to engage in discussions and commence a due diligence review of non-public information relating to Alpharma as soon as possible, and his willingness to discuss economics and structure. Mr. Markison explained to Mr. Mitchell that King was prepared to offer a significant premium and wanted to engage in a cooperative dialogue as soon as possible and asked Mr. Mitchell his preferred method of further exploring the possibility of a business combination. Mr. Mitchell told Mr. Markison that Alpharma was having a board meeting the following week and that he would discuss the matter with Alpharma’s Board of Directors.

On July 28, 2008, Mr. Mitchell called Mr. Markison and said that he had discussed this matter with Alpharma’s Board of Directors and noted again that, in order for any offer to be considered seriously, it would need to reflect the very substantial premium that Mr. Mitchell had referred to on July 11, 2008.

On July 31, 2008, Mr. Markison called Mr. Mitchell and indicated King’s interest in acquiring all of the outstanding Shares for $33.00 per Share in cash, which represented a 45% premium to the closing Share price on that day. Mr. Mitchell noted that this was well below the premium he wanted but would share the offer with Alpharma’s Board of Directors. Mr. Mitchell promised to get back to Mr. Markison.

On August 1, 2008, Mr. Mitchell called Mr. Markison and stated that he had discussed the offer with Alpharma’s Board of Directors and they declined the offer.

On the morning of August 5, 2008, Mr. Markison called Mr. Mitchell to inform him that King was still interested in pursuing a business combination with Alpharma. Mr. Markison confirmed the previous proposal in which King would acquire all of the outstanding Shares at a price of $33.00 per Share in cash and indicated a willingness to discuss economics and structure. He further stated that King had reflected the proposal in a letter dated August 4, 2008 that would arrive at Mr. Mitchell’s office later in the day on August 5, 2008. Mr. Mitchell asked Mr. Markison to read the letter over the phone and Mr. Markison did so. Following is the text of the letter:

August 4, 2008

via Federal Express

Mr. Dean J. Mitchell
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Dear Mr. Mitchell:

As you know from our conversations beginning on July 11, 2008, King Pharmaceuticals, Inc. (“King”) has been interested for some time in pursuing a business combination with Alpharma Inc. (“Alpharma”). We are pleased to make the following proposal regarding a possible business combination between King and Alpharma.

We believe that a combination of our businesses would best enable both companies to successfully address the challenges facing our industry today. We believe the complementary aspects of our companies’ products and pipelines, customers and research capabilities would enable the combined entity to be an even more effective competitor, thus making the King-Alpharma combination attractive from a strategic standpoint.

We are prepared to pursue the acquisition of all of the outstanding shares of Alpharma common stock for $33.00 per share in cash. This price represents a 49% premium over the closing share price for Alpharma common stock on August 4, 2008, and a premium of 40% over the 1-month average. We believe this proposal is compelling for Alpharma and its shareholders, and provides a unique opportunity for Alpharma’s shareholders to realize full and immediate value.

Our Board has authorized this proposal, and we are ready to move forward expeditiously. We have conducted diligence relating to Alpharma based on publicly available information, and we have retained Credit Suisse Securities (USA) LLC as our financial advisor and Dewey & LeBoeuf as our legal advisor. Our proposal contemplates, among other things, the negotiation and execution of mutually acceptable definitive transaction documents containing provisions customary for transactions of this type, including the receipt of any required regulatory and third party approvals and consents.

We are prepared to meet with you or your representatives at your earliest convenience to discuss our proposal in detail and begin confirmatory due diligence and the negotiation of definitive transaction documents, which we are confident could be concluded within four weeks. Please note that our proposal is not subject to any financing contingencies, and we are committed to cooperating with Alpharma to obtain all necessary regulatory approvals so that the proposed business combination between King and Alpharma can be consummated in a timely manner.

We hope that you and your Board of Directors will view this proposal as we do — an excellent opportunity for the stockholders of Alpharma to realize full value for their shares to an extent not likely to be available to them in the marketplace. We are prepared to discuss all aspects of our proposal fully with you, including structure and economics. We also have great respect for your organization and would expect to combine the strengths and competencies of Alpharma’s employees into our enlarged company.

We trust that you will agree that the best way to proceed at this point would be to begin confidential, non-public discussions to see if we can negotiate a transaction that can be presented to your stockholders as the joint effort of King’s and Alpharma’s Boards of Directors and managements. At this point, therefore, we expect that this letter and its contents will remain private.

We trust that you and your Board of Directors will give this proposal prompt and serious consideration. We request a response as soon as possible, and no later than the close of business on Tuesday, August 12, 2008.

We look forward to hearing from you.

Very truly yours,

/s/ Brian A. Markison
Brian A. Markison
Chairman, President and Chief Executive Officer

cc:	Mr. Thomas J. Spellman III, Corporate Secretary
for the attention of Mr. Peter G. Tombros, Chairman of the Board

After hearing the contents of the letter during the August 5, 2008 call, Mr. Mitchell asked Mr. Markison for some understanding of what was planned, and Mr. Markison indicated that, as stated on previous occasions, his desire was to commence a due diligence review of non-public information relating to Alpharma and meaningful negotiations and that, if Mr. Mitchell continued to refuse to engage in a constructive dialogue, King was prepared to make the offer public.

On August 7, 2008, Mr. Mitchell called Mr. Markison and indicated that Alpharma had retained Banc of America Securities as its financial advisor and that he and Alpharma’s Board of Directors were taking the offer seriously but needed more time to consider the proposal. Mr. Markison and Mr. Mitchell agreed to speak the following week.

Also on August 7, 2008, representatives of Banc of America Securities contacted representatives of King’s financial advisor, Credit Suisse, and stated that Banc of America Securities was representing Alpharma and that Alpharma intended to hold a board meeting to discuss King’s proposal but did not specify a date for such meeting, other than that it would be later during the month of August. On August 12, 2008, a representative of Credit Suisse contacted a representative of Banc of America Securities to inquire as to when Alpharma would respond to King’s proposal. The representative of Banc of America Securities indicated that Alpharma was planning on having a board meeting on August 18 or 19, 2008 and that Alpharma would respond after such board meeting had taken place.

On August 18, 2008, a representative of Banc of America Securities contacted a representative of Credit Suisse and stated that Mr. Markison would be hearing from Mr. Mitchell on either August 20 or 21, 2008. On August 21, 2008, Mr. Mitchell contacted Mr. Markison and indicated that Alpharma’s Board of Directors had declined King’s proposal, again referring to the same range of prices reflecting the very substantial premium that Mr. Mitchell had first mentioned to Mr. Markison on July 11, 2008 and then again on July 28, 2008. Mr. Markison noted to Mr. Mitchell that King might soon send another proposal letter and make it public.

Also on August 21, 2008, in a follow-up call between representatives of Banc of America Securities and Credit Suisse, Credit Suisse was told by Banc of America Securities representatives that their belief was that Alpharma would not engage in discussions or permit King to perform any due diligence review unless King both significantly raised its offer price to match the same range that Mr. Mitchell had previously mentioned, and entered into a confidentiality agreement with a standstill provision with Alpharma.

Later, on August 21, 2008, a representative of Credit Suisse contacted a representative of Banc of America Securities and stated that Mr. Mitchell would be receiving a letter relating to King’s transaction proposal from Mr. Markison on August 22, 2008 and that King intended to make the contents of such letter public. Also on the evening of August 21, 2008, Mr. Markison called Mr. Mitchell to give him notice that the letter being delivered the next day would be made public.

On August 22, 2008, Mr. Markison sent the following letter to Mr. Mitchell and to Alpharma’s Board of Directors, and made its contents public in a press release:

August 22, 2008

Mr. Dean J. Mitchell
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Dear Mr. Mitchell:

As conveyed to you in conversations beginning in July and again in our letter dated August 4, 2008, the Board of Directors and management of King Pharmaceuticals, Inc. (“King”) believe that a combination of King and Alpharma Inc. (“Alpharma”) presents an exciting opportunity to create significant value for our respective stockholders. The complementary aspects of our companies’ products, pipelines, customers and capabilities would create greater scale and improved efficiencies, allowing the combined entity to compete more effectively in the future. We are disappointed that you have declined our proposal.

As previously stated, King is willing to pursue the acquisition of all of the outstanding shares of Alpharma common stock for $33.00 per share in cash. This price represents a 37% premium over the closing price of Alpharma common stock on August 21, 2008, the last trading day prior to public disclosure of King’s proposal, a 49% premium over the closing price of Alpharma common stock on August 4, 2008, the date of King’s initial written offer to Alpharma, and a premium in excess of approximately 38% over Alpharma’s average closing price during the one, three and twelve-month periods ended August 21, 2008. We are convinced that our proposal provides a unique opportunity for Alpharma’s stockholders to realize full and immediate value. Our proposal is not conditioned on financing.

Our Board has authorized this proposal and we are ready to move forward expeditiously. As mentioned to you previously, we have conducted due diligence relating to Alpharma based on publicly available information and we have retained Credit Suisse and Wachovia Securities as our financial advisors and Dewey & LeBoeuf LLP as our legal advisor. Our proposal is conditioned upon, among other things, the negotiation and execution of mutually acceptable definitive transaction documents containing provisions customary for transactions of this type, including the receipt of any required regulatory and third party approvals and consents.

We remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail and conduct confirmatory due diligence, to negotiate definitive transaction documents and to obtain all necessary regulatory approvals.

We hope that you and your Board of Directors will reconsider this proposal and view it as we do — an excellent opportunity for the stockholders of Alpharma to realize full value for their shares to an extent not likely to be available to them in the marketplace. We are prepared to discuss all aspects of our proposal with you, including structure and economics. We have great respect for your organization and would expect to combine the strengths and competencies of Alpharma’s employees into our company.

We continue to prefer to work together with you and your Board to complete a negotiated transaction, and we are prepared to commit all necessary resources to do so. If we are unable to negotiate a transaction, we are prepared to take this offer directly to your stockholders.

We trust that you and your Board of Directors will give this proposal serious consideration. We would appreciate your prompt reply to our proposal.

We look forward to your prompt and favorable response.

Very truly yours,

Brian A. Markison
Chairman of the Board,
President and Chief Executive Officer

cc:	To the attention of Alpharma Inc.’s Board of Directors
Mr. Peter G. Tombros, Chairman of the Board
Mr. Finn-Berg Jacobsen, Director
Mr. Peter Ladell, Director
Mr. Ramon Perez, Director
Mr. David U’Prichard, Director

On August 22, 2008, Mr. Mitchell called Mr. Markison to inform him that he was sending a letter in response to King’s letter. Mr. Mitchell then sent the following letter to Mr. Markison, and made its contents public in a press release:

August 22, 2008

Mr. Brian A. Markison
Chairman of the Board,
President and Chief Executive Officer
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620

Dear Mr. Markison:

Our Board has received your letter, which you also made public earlier today, outlining King Pharmaceuticals’ unsolicited, non-binding proposal to acquire Alpharma for $33.00 per share in cash.

As you know, since you first approached me in July expressing King’s interest in a potential acquisition of our Company, I indicated, even as late as this week, that while Alpharma is not for sale and we are encouraged by our future prospects, we would consider seriously any bona fide proposal that reflected the fair value of our Company.

You have now made three non-binding acquisition proposals, including today’s, all at the price of $33.00 per share. In consultation with its financial and legal advisors, our Board of Directors has carefully reviewed your proposals over the course of several meetings. As I communicated to you, the Board unanimously believes that the $33.00 per share proposal is inadequate and does not reflect the Company’s inherent value. Accordingly, we would not accept an acquisition of Alpharma at the price you are proposing.

That said, our Board takes its fiduciary duties seriously and is deeply committed to enhancing value for our shareholders. It is in that spirit that we offered to provide you with a due diligence opportunity so that we could demonstrate to you the fair and appropriate value for Alpharma. However, you declined to enter into a customary confidentiality agreement that would enable us to have an orderly evaluation process and ensure that we are able to protect the long-term interests of our shareholders. As you are well aware, a confidentiality agreement will enable us to provide non-public information that we firmly believe will demonstrate that $33.00 per share significantly undervalues Alpharma. A confidentiality agreement is also very important for us to protect sensitive, non-public information when it is being disclosed to a direct competitor.

Our Board has deep confidence in Alpharma’s future and believes we are executing well on our strategic plan. We also believe there are a number of near-term events surrounding EMBEDAtm that will drive increased value for our shareholders in addition to the potential value of the rest of our pipeline. We are currently in a phase of investment for the Company, which we are confident will create significant value for our shareholders and do not believe is reflected in your proposal.

We are willing to entertain a proposal from you that we believe more appropriately values the Company. To that end, we remain open to discussions with you at a price that we believe reflects the inherent value of Alpharma as well as the significant benefits, as your letter and comments to investors earlier today describe, that would accrue to King as a result of the transaction. If you have an interest in engaging in a dialogue on that basis, please contact me at your earliest convenience.

Sincerely,

Dean J. Mitchell
President and Chief Executive Officer

On September 2, 2008, a representative of Credit Suisse contacted a representative of Banc of America Securities and communicated his belief that King could be prepared to raise its offer price per Share by a meaningful amount and reaffirmed King’s desire to engage in discussions with Alpharma regarding the proposed business combination. The Credit Suisse representative also reiterated King’s request for the opportunity to conduct a confirmatory due diligence review of non-public information relating to Alpharma, which King had been seeking. Credit Suisse was then informed that Alpharma would respond to King within a few days.

On September 4, 2008, a representative of Credit Suisse contacted a representative of Banc of America Securities and communicated that King would consider increasing its offer price to $37.00 per Share and again reiterated King’s desire to discuss the proposed business combination with Alpharma and to conduct a confirmatory due diligence review of non-public information relating to Alpharma.

Later in the afternoon on the same day, a representative of Banc of America Securities communicated to a representative of Credit Suisse that, if King submitted an offer in writing at $37.00 per Share, Alpharma would conduct a sale process and King would be invited to participate in such process.

In response, at King’s request, representatives of Credit Suisse contacted representatives of Banc of America Securities later on the same day, and informed them that King would be prepared to negotiate and enter into a merger agreement with Alpharma at a price of $37.00 per Share and that the merger agreement could provide for a “go-shop” mechanism whereby Alpharma would be permitted, after the signing of the merger agreement, to actively solicit third party offers for Alpharma during an agreed-upon period of time. A representative of Credit Suisse also noted that such an arrangement would secure for Alpharma stockholders King’s offer price of $37.00 per Share, which represented a substantial premium for their Shares, while at the same time permit Alpharma to actively seek higher offers, if any, from third parties. Representatives of Banc of America Securities stated that they would take King’s latest proposal back to Alpharma and respond promptly.

On September 5, 2008, a representative of Banc of America Securities informed a representative of Credit Suisse that Alpharma was planning to convene a meeting of its Board of Directors over the upcoming weekend and that Alpharma would provide a response to King’s latest proposal once Alpharma’s Board of Directors had an opportunity to evaluate the proposed terms.

On September 8, 2008 a representative of Banc of America Securities contacted a representative of Credit Suisse and proposed that, if King would agree to a price per Share in the range reflecting the very substantial premium that Mr. Mitchell had first communicated to Mr. Markison on July 11, 2008, Alpharma would promptly enter into the negotiation of a mutually acceptable merger agreement. Later that day, a representative of Credit Suisse contacted a representative of Banc of America Securities and stated that King was not prepared to raise its offer to the level indicated by Banc of America Securities. The Credit Suisse representative stated that King had already indicated its willingness to increase its original price by a meaningful amount, and that Alpharma should reconsider its price so that the parties could enter into an agreement in a expeditious manner. Banc of America Securities called later in the day and indicated that Alpharma was having a board meeting on September 9, 2008 to discuss the matter and would respond after the meeting.

On September 9, 2008, representatives of Banc of America Securities informed representatives of Credit Suisse that Alpharma had rejected King’s offer price of $37.00 even if the merger agreement would contain a “go shop” provision, and instead referred to a possible price per share that was close to but slightly below the range that Mr. Mitchell had first mentioned to Mr. Markison on July 11, 2008, approximately two months earlier. Later that day, after discussing the matter with King’s management, representatives of Credit Suisse informed representatives of Banc of America Securities that King was not prepared to raise its offer and encouraged Alpharma to reconsider its price.

On September 10, 2008, representatives of Banc of America Securities informed representatives of Credit Suisse that Alpharma’s desired price remained unchanged from the day before and that Alpharma would not enter into merger discussions at King’s offer price of $37.00 per Share. Later that evening, following discussions with King’s management, a representative of Credit Suisse informed a representative of Banc of America Securities that King was planning to send to Alpharma’s Board of Directors the following day a written proposal to acquire all of the outstanding Shares at $37.00 per Share in cash, disclose the offer publicly and take the offer directly to the Alpharma stockholders, unless Alpharma reconsidered its position.

On September 11, 2008, Mr. Markison sent the following letter to Mr. Mitchell and to Alpharma’s Board of Directors, and made its contents public in a press release:

September 11, 2008

Mr. Dean J. Mitchell
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Dear Dean:

I am disappointed that you and your Board of Directors have rejected our enhanced offer.

In light of your decision, we have decided to publicly disclose our latest proposal to acquire all of the outstanding shares of Alpharma Class A Common Stock at a price of $37.00 per share in cash and to take this offer directly to your stockholders. This price represents a premium of 67% over the closing price of the

Alpharma Class A Common Stock on August 4, 2008, the date of King’s initial private written proposal to Alpharma, and a premium of 54% over the closing price on August 21, 2008, the last trading day prior to public disclosure of King’s initial proposal. We believe this is a compelling offer that your stockholders will find extremely attractive.

Since early July of 2008, I have attempted to engage Alpharma’s management and Board of Directors in a substantive discussion of the merits of a negotiated business combination between King and Alpharma, without result.

In our latest private offer of $37.00 per share in cash, we stated that we were prepared to enter into a merger agreement containing a “go-shop” provision whereby Alpharma would be permitted, after signing, to actively solicit third-party offers during an agreed-upon period of time. You have also declined this offer.

While we would prefer to work cooperatively with you and your Board to complete a negotiated transaction, our Board of Directors has authorized management to commence a tender offer to purchase all of the outstanding shares of Class A Common Stock of Alpharma for $37.00 per share in cash, which we intend to do promptly.

As you know we have retained Credit Suisse and Wachovia Securities as our financial advisors and Dewey & LeBoeuf LLP as our legal advisor to assist in completing this transaction. King and its advisors are ready to meet with you and your representatives to complete the transaction promptly.

I hope to hear from you soon.

Brian Markison
Chairman of the Board,
President and Chief Executive Officer

cc:	To the attention of Alpharma Inc.’s Board of Directors
Mr. Peter G. Tombros, Chairman of the Board
Mr. Finn-Berg Jacobsen, Director
Mr. Peter Ladell, Director
Mr. Ramon Perez, Director
Mr. David U’Prichard, Director

On September 12, 2008, King and Purchaser commenced the Offer and filed a Complaint for declaratory and injunctive relief in Delaware Chancery Court against the Defendants.

On September 26, 2008, Alpharma issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, announcing its Board of Directors’ recommendation that Alpharma’s stockholders reject the Offer and not tender Shares in the Offer. Later that day, King issued a press release in response to the Alpharma press release and Alpharma’s Solicitation/Recommendation Statement on Schedule 14D-9.

On September 30, 2008, a representative of Credit Suisse contacted a representative of Banc of America Securities to discuss the Offer and the possibility of King conducting due diligence on certain non-public information regarding Alpharma. During October 2, 2008 and October 3, 2008, King and Alpharma negotiated and entered into a confidentiality agreement allowing King access to such non-public information. King commenced its review of the information on October 4, 2008.

On October 8, 2008, members of Alpharma management gave presentations on Alpharma’s business and operations to members of King management in connection with King’s continuing review of the Alpharma diligence material. During the month of October, members of King management and Alpharma management, including Messrs. Markison and Mitchell, and the companies’ respective advisors, had a number of discussions regarding the diligence material and the possibility of a negotiated transaction.

On October 13, 2008, King and Purchaser announced an extension of the Expiration Date of the Offer until 5:00 p.m., New York City time on Friday, November 21, 2008.

On October 30, 2008, Alpharma’s legal advisors provided an initial draft of the Merger Agreement to King’s legal advisors. Between October 30, 2008 and November 23, 2008, the parties’ legal advisors exchanged several drafts of, and negotiated the terms of, the Merger Agreement. Also during this time, representatives of King and Alpharma and the companies’ respective advisors continued their discussions relating to King’s ongoing review of Alpharma’s diligence material and the terms of a possible transaction.

On November 23, 2008, at their respective Board of Director’s meetings, Alpharma’s Board of Directors and King’s Board of Directors each approved the transaction and the entry into of the Merger Agreement, and King and Alpharma subsequently entered into the Merger Agreement. On November 24, 2008, the parties issued a joint press release announcing the execution of the Merger Agreement and the amended Offer.

12.	PURPOSE OF THE OFFER AND THE MERGER; APPROVAL OF THE MERGER; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.

General.  The purpose of the Offer is to enable King to acquire control of, and ultimately acquire the entire equity interest in, Alpharma. Pursuant to the Merger Agreement, King is entitled, as soon as practicable after consummation of the Offer, to seek representation on Alpharma’s Board of Directors and to seek to consummate the Merger. If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that King will be entitled to designate representatives to serve on Alpharma’s Board of Directors in proportion to the Share ownership of King and/or Purchaser following such purchase. King currently intends, promptly after consummation of the Offer, to exercise the right and to designate certain directors and executive officers of King to serve as directors of Alpharma. For certain information regarding each of these persons, see Schedule I — “Information Concerning the Directors and Executive Officers of King and Purchaser.” The foregoing information and certain other information contained in this amended and restated Offer to Purchase, the Amended Schedule 14D-9 being mailed to stockholders and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. In addition, if Purchaser purchases Shares pursuant to the Offer, King and Purchaser will seek to consummate the Merger as soon as practicable thereafter. See Section 6 — “The Merger Agreement.”

At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned by King or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price paid per Share pursuant to the Offer.

If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Alpharma, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

In connection with the Offer, King and Purchaser have reviewed, and will continue to review, on the basis of publicly available information and certain non-public information provided by Alpharma, various possible business strategies in the event that Purchaser acquires Alpharma. If Purchaser acquires Alpharma, King and Purchaser intend to continue to review Alpharma and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in Alpharma’s business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy.

The Merger.  Under the DGCL as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise (including as a result of the exercise of the Top Up Option), at least 90% of the outstanding Shares, Purchaser would be able to effect the Merger without a vote of Alpharma’s Board of Directors or Alpharma’s stockholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares, then under the DGCL as currently in effect, the Merger would require the adoption of the Merger Agreement by Alpharma’s Board of Directors and the approval of the holders of a majority of the outstanding Shares. Purchaser intends to vote all Shares acquired by it in favor of the

Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders. The treatment of Shares for Alpharma’s stockholders who properly perfect their appraisal rights if the proposed second-step merger does take place is discussed in “Appraisal Rights” below.

The exact timing and details of the Merger will depend on a variety of factors and legal requirements, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the HSR Condition and all other conditions set forth in Section 15 — “Conditions to the Offer” are satisfied or waived. There can be no assurance that the Merger will be consummated. See Section 15 — “Conditions to the Offer.”

Appraisal Rights.  Stockholders of Alpharma do not have appraisal rights as a result of the Offer. However, if a merger (including, without limitation, the Merger) involving Alpharma is consummated on the terms currently contemplated, stockholders of Alpharma who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest, if any, or the amount determined to be fair value (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price paid per Share pursuant to the Offer, without interest.

Any stockholder may withdraw his demand for appraisal and accept the consideration offered in such merger by delivering to the Surviving Corporation a written withdrawal of such stockholder’s demand for appraisal in accordance with the relevant provisions of the DGCL. Any such attempt to withdraw made more than 60 days after such effective date will require approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his demand for appraisal and accept the consideration offered in the Merger within 60 days after the effective date.

Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in their entirety in a notice of appraisal rights that will be included in the information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in a notice of merger and appraisal rights that will be sent to stockholders who do not sell their Shares in the Offer. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

“Going-Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going-private” transactions and may under certain circumstances be applicable to the Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Alpharma and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and stockholders are advised to read the applicable provisions of the DGCL and the Exchange Act. The foregoing description of the DGCL is qualified in its entirety by reference to the DGCL.

13.	SOURCE AND AMOUNT OF FUNDS.

Purchaser estimates that it will need approximately $1.583 billion to purchase all of the Shares pursuant to the Offer (excluding approximately $385 million to retire the $300 million principal amount of Alpharma’s 2.125% Convertible Senior Notes due 2027 — including the “make-whole” premium due upon a change of control transaction), plus related fees and expenses. See Section 17 — “Certain Fees and Expenses.” King expects to provide Purchaser with sufficient funds to purchase all Shares properly tendered in the Offer and pay fees and expenses related to any proposed transaction. King also expects to provide funding for the Merger with Alpharma, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of any merger agreement in connection with the Merger. King currently expects to obtain such cash funds from a combination of cash on hand and credit facilities. King has obtained an amended and restated commitment letter (the “Debt Commitment Letter”) from Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (collectively, the “Commitment Parties”) to provide senior bank financing (the “Proposed Credit Facilities”) in the aggregate amount up to $775 million (the “Debt Financing”).

As of September 30, 2008, King had cash and cash equivalents on hand (excluding investments in auction rate securities) of approximately $1.23 billion. Such funds, plus the funds contemplated to be provided under the Proposed Credit Facilities, are together in excess of the amount necessary to purchase Shares in the Offer and consummate the Merger.

The Proposed Credit Facilities are expected to be comprised of:

•	a five-year senior secured term loan facility in an aggregate principal amount of up to $125 million (the “Term Loan A Facility”);

•	a six-year senior secured term loan facility in an aggregate principal amount of up to $500 million (the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Facilities”); and

•	a five-year senior secured revolving credit facility in an aggregate principal amount of up to $150 million (the “Revolving Facility”).

All obligations under the Proposed Credit Facilities are expected to be guaranteed by each of King’s domestic subsidiaries and secured by substantially all assets of King and its domestic subsidiaries. The Proposed Credit Facilities do not require King to liquidate its auction rate securities. To the extent King receives net cash proceeds associated with its auction rate securities on or prior to the date of the initial borrowing under the Proposed Credit Facilities (the “Closing Date”), the size of the Term Facilities shall be reduced on a dollar-for-dollar basis. As of September 30, 2008, King had short term investments in auction rate securities with a fair value of approximately $72 million and long term investments in auction rate securities with a fair value of approximately $344 million. The proceeds of the Term Facilities would be used by King solely as follows: (a) to pay part of the share consideration payable upon consummation of the Offer and the Merger, (b) to refinance certain existing indebtedness (the “Existing Debt”) and (c) to pay certain fees and expenses incurred in connection with the Offer. Extensions of credit under the Revolving Facility would be used for general corporate purposes (including the payment of the Merger Consideration).

It is expected that the Proposed Credit Facilities will be financed by a syndicate of banks, financial institutions and institutional lenders, including Credit Suisse and Wachovia and that Credit Suisse will act as sole administrative agent and collateral agent for the lenders. Amounts drawn under the Proposed Credit Facilities are expected to bear interest as follows:

•	Revolving Facility and Term Loan A Facility: At the option of King, (i) 4.00% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.00% plus the greater of (A) the Alternate Base Rate and (B) 4.00%.

•	Term Loan B Facility: At the option of King, (i) 4.50% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.50% plus the greater of (A) the Alternate Base Rate and (B) 4.00%; provided that if, on the Closing Date, King shall not have received a public corporate credit rating of BB-or higher by S&P and a public corporate family rating of Ba3 or higher by Moody’s, each of the applicable margins above are expected to be increased by 0.25%. The “Alternate Base Rate” would be the higher of (x) the federal funds rate plus 0.50% and (y) the rate that the administrative agent under the Proposed Credit Facilities announces from time to time as its prime or base commercial lending rate, as in effect from time to time and “Adjusted LIBOR” would be the rate per annum, determined by the administrative agent under the Proposed Credit Facilities, in accordance with its customary procedures, at which dollar deposits for applicable periods are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by such administrative agent.

The Debt Commitment Letter and each Commitment Party’s commitment thereunder would automatically terminate in the event that the Closing Date does not occur on or before the earliest to occur of (x) the date of the closing of the Offer, (y) the public announcement of the abandonment of the Acquisition or acceptance of an alternative proposal or the termination of the Merger Agreement or (z) February 15, 2009.

The obligations of each Commitment Party under the Debt Commitment Letter are subject to certain conditions which, in some cases, are different than those applicable to the Offer and the Merger. The conditions to the obligations of each Commitment Party under the Debt Commitment Letter include, among others, the following: (1) the Commitment Parties not having become aware of any information not previously disclosed to them that is inconsistent in a material and adverse manner with their understanding of the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of Alpharma and its subsidiaries taken as a whole (“Alpharma’s Business”), or of King and its subsidiaries taken as a whole (“King’s Business”), or of the transactions; (2) there not having occurred any event, change or condition since December 31, 2007 that has had, or could reasonably be expected to have, a material adverse effect on Alpharma’s Business; (3) there not having occurred any event, change or condition since December 31, 2007 that has had, or could reasonably be expected to have, a material adverse effect on King’s Business; (4) there shall be no other issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries, or Alpharma or its subsidiaries, being announced, offered, placed or arranged (subject to certain limited exceptions); (5) the negotiation, execution and delivery of definitive documentation with respect to the Proposed Credit Facilities reasonably satisfactory to the Commitment Parties; and (6) customary conditions including delivery of satisfactory legal opinions, corporate documents, a solvency certificate, and other officers’ and public officials’ certifications, perfected security interests in the collateral (free and clear of all liens, subject to customary and limited exceptions to be agreed upon), receipt of customary lien and judgment searches, evidence of authority, payment of fees and expenses, and obtaining of customary insurance, delivery of notice, accuracy of representations and warranties and absence of defaults, and receipt, at least five business days prior to the Closing Date, of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

The initial borrowing under the Proposed Credit Facilities is also subject to, among other things, the following: (a) the Offer shall be consummated in accordance with applicable law, in accordance with the terms described in the Offer documentation and otherwise on terms and conditions reasonably satisfactory to the Commitment Parties, and King shall have acquired a majority of the outstanding voting shares on a fully-diluted basis of Alpharma pursuant to the Offer; (b) all shareholder rights plans, “poison pill” or similar plans or charter or bylaw provisions and all anti-takeover or similar statutes are or will be invalid or inapplicable to the acquisition of shares pursuant to the Acquisition and to King, Alpharma and their affiliates; (c) all Existing Debt shall have been paid in full (and related commitments, guarantees and security interests (if any) terminated) and after giving effect to the contemplated transactions, King and its subsidiaries shall have outstanding no indebtedness or preferred stock other than the loans and other extensions of credit under the Proposed Credit Facilities and other limited indebtedness to be agreed upon; (d) the Commitment Parties shall have received (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of King and Alpharma for the 2005, 2006 and 2007 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (ii) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of (x) King and, to the extent available, Alpharma for each subsequent fiscal quarter ended 30 days before the Closing Date and (y) King and, to the extent available, Alpharma for each fiscal month after the most recent fiscal quarter for which financial statements were received by the Commitment Parties as described above and ended 30 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Commitment Parties; (e) there shall not have been any material change to the capital stock of King or Alpharma outstanding as of the date hereof; (f) the Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of King as of and for the twelve-month period ending on the last day of the four-fiscal quarter period ended at least 30 days before the Closing Date, prepared after giving effect to the contemplated transactions as if consummated as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Commitment Parties; (g) the Commitment Parties shall be satisfied that King’s consolidated EBITDA for the four-fiscal quarter period ended at least 30 days prior to the Closing Date (excluding EBITDA of Alpharma and its subsidiaries) shall not be less than $500,000,000; (h) all requisite governmental authorities and third parties shall have approved or consented to the contemplated transactions to the extent required (except to the extent such approvals or consents are not material to the contemplated transactions), all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the contemplated transactions; and (i) King shall have received a public corporate credit rating of B+ or higher by S&P and a public corporate family rating of B1 or higher by Moody’s, in each case after giving effect to the transactions.

Borrowing under the Proposed Credit Facilities in connection with the consummation of any second-step merger would be subject to the foregoing conditions and, among others, to the following conditions: (a) the Merger Agreement and related documentation shall be reasonably satisfactory to the Commitment Parties (the Commitment Parties acknowledged that the Merger Agreement as in effect November 23, 2008 was reasonably satisfactory to the Commitment Parties) and shall be in full force and effect and not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to be materially adverse to the rights or interests of the Commitment Parties or their ability to syndicate the Proposed Credit Facilities; (b) no condition thereto shall have been waived, altered, amended or otherwise changed or supplemented, in each case without the prior written consent of the Commitment Parties; and (c) the second-step merger shall be consummated simultaneously with such borrowing under the Proposed Credit Facilities, in accordance with applicable laws, and on terms described in the Merger Agreement.

The Proposed Credit Facilities will also contain, among other things, customary representations and warranties, covenants, mandatory prepayment provisions and events of default.

Borrowings incurred in connection with the Offer or the Merger may be refinanced or repaid from funds generated internally by King and its affiliates (including, without limitation, after consummation of the Merger, or existing cash balances of, and funds generated by, Alpharma) or other sources, which may include, without limitation, the proceeds of the sale of securities. No decision has been made concerning this matter, and decisions will be made based on King’s review from time to time of the advisability of selling particular securities as well as on interest rates and other economic conditions.

Copies of the Debt Commitment Letter and the related term sheet are filed as exhibit 10.1 to the current report on Form 8-K filed by King with the SEC on November 24, 2008. Reference is made to such exhibit for a more complete description of the terms and conditions of the financing arrangements.

King is also pursuing, however, an alternative financing arrangement. This arrangement could provide more favorable terms to King than the financing contemplated by the Debt Commitment Letter. The alternative financing structure would utilize King’s existing revolving credit facility on amended terms, to provide up to $475 million in revolving loans, together with a new term facility in an aggregate principal amount of up to $300 million. King would expect that any such revolving facility and term facility would be fully secured by King’s assets.

There is no assurance that any alternative financing arrangements will be available. Unless and until an alternative financing arrangement is obtained, King intends to proceed with the financing contemplated by the Debt Commitment Letter.

Purchaser does not think its financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all of the outstanding Shares solely for cash;

•	Purchaser believes it will have, through its parent company, King, sufficient funds available to purchase all Shares successfully tendered in the Offer in light of King’s financial capacity and the expected Debt Financing;

•	the Offer is not subject to any financing condition; and

•	if Purchaser consummates the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

Pursuant to the Merger Agreement, in the event King or Purchaser is unable to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter, each of King and Purchaser will use commercially reasonable efforts to arrange to obtain Alternative Financing. If King fails to timely obtain the Debt Financing contemplated by the Proposed Credit Facilities or any Alternative Financing, Purchaser may not have the funds to pay for the Shares. Alpharma or King may terminate the Merger Agreement under certain circumstances if, as of a scheduled Expiration Date, all of the conditions to the Offer are satisfied or waived and Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer due to the failure to receive the proceeds of the Debt Financing (or any Alternative Financing). See the description under the heading “Termination” in Section 6 — “The Merger Agreement.” In the event, for any reason, King and Purchaser do not accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer due to the failure to receive the proceeds of the Debt Financing (or any Alternative Financing), King and Purchaser will only be required to pay Alpharma, as liquidated damages, a reverse termination fee of $60,000,000 and will have no further liability relating to or arising out of the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger (except that King and Purchaser will continue to be obligated with respect to the provisions of the Merger Agreement as to confidentiality, the standstill and reimbursement of expenses incurred by Alpharma in connection with a successful suit to collect the Reverse Termination Fee). See the description under the heading “Reverse Termination Fee” in Section 6 — “The Merger Agreement.”

14.	DIVIDENDS AND DISTRIBUTIONS.

As discussed in Section 6 — “The Merger Agreement,” pursuant to the Merger Agreement, without the prior written consent of King, Alpharma has agreed not to:

(i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, other than dividends or distributions by a wholly owned subsidiary of Alpharma to its parent and other than as required pursuant to the Rights Agreement;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by Alpharma of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Alpharma stock options in order to pay the exercise price of such stock options or as required pursuant to the terms of Alpharma’s employee stock purchase plan, (B) the withholding of shares of Common Stock to satisfy tax obligations with respect to awards granted pursuant to any Alpharma plan granting an equity incentive or compensation to any employee, director or executive of Alpharma (any such plan an “Incentive Plan”) and (C) the acquisition by Alpharma of Alpharma stock options, Alpharma restricted stock units and shares of Alpharma restricted stock in connection with the forfeiture of such awards; and

(iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Alpharma stock options and rights under Alpharma’s employee stock purchase plan, (B) upon the vesting of Alpharma restricted stock units, in accordance with their terms, (C) as required to comply with any Alpharma benefit plan as in effect on the date of the Merger Agreement, (D) upon the conversion of the 2.125% convertible senior notes issued pursuant to the First Supplemental Indenture between Alpharma and U.S. Bank National Association, dated as of March 20, 2007 and (E) the issuance of Rights and the issuance of Common Stock or preferred stock of Alpharma upon the exercise of Rights, in each case, pursuant to the terms and conditions of the Rights Agreement.

15.	CONDITIONS TO THE OFFER.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for, and may delay the acceptance for payment of, any Shares tendered in the Offer and may, subject to the Merger Agreement, terminate the Offer if any of the following conditions exists:

(a) the Minimum Tender Condition shall not have been satisfied;

(b) there shall be any statute, law, ordinance, rule or regulation of any Governmental Entity (as defined below), injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) that would, or is reasonably likely to, directly or indirectly: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the transactions contemplated by the Merger Agreement necessary to effect the Offer or the Merger as contemplated under the Merger Agreement; (ii) impose material limitations on the ability of King, Purchaser or any of their respective subsidiaries or affiliates to acquire, hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Common Stock including the right to vote the shares of Common Stock to be purchased by it pursuant to the Offer on all matters properly presented to the holders of Common Stock; or (iii) impose a Materially Burdensome Condition;

(c) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have terminated or expired prior to the Expiration Date without the imposition of a Materially Burdensome Condition;

(d) (i) any of the representations and warranties of Alpharma contained in Section 1.02(a), Section 4.01(c)(i) through (c)(v), the first sentence of Section 4.01(c)(vii), or the first sentence of Section 4.01(g) of the Merger Agreement shall not be true and correct in all respects when made or as of the Expiration Date as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except, in the case of Section 4.01(c)(i) through (c)(v) of the Merger Agreement, for any de minimis inaccuracy, and (ii) any of the representations and warranties of Alpharma contained in Section 4.01(c)(vi), the second and fourth sentences of Section 4.01(d), Section 4.01(t), Section 4.01(u), Section 4.01(v) and Section 4.01(w) of the Merger Agreement that is qualified as to “materiality” or by reference to Material Adverse Effect or other similar qualifications, shall not be true and correct in all respects, or any such representation or warranty that is not so qualified shall not be true and correct in all material respects, in each case, when made or as of the Expiration Date as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date); and (iii) any of the other representations and warranties of Alpharma contained in the Merger Agreement (disregarding all “materiality,” Material Adverse Effect or other similar qualifications contained in any such representations and warranties) shall not be true and correct in all respects when made or as of the Expiration Date as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except, in the case of this subclause

(iii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) Alpharma shall not have performed or complied with in all material respects, any of its covenants or agreements contained in the Merger Agreement at or prior to the Expiration Date to the extent required to be performed at or prior to the Expiration Date;

(f) there shall be pending or threatened any claim, action, suit, complaint, proceeding, arbitration, mediation, investigation or litigation, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a Governmental Entity, that is reasonably likely to result in, directly or indirectly, any of the consequences referred to in subclauses (i) through (iii) of clause (b) above;

(g) since December 31, 2007, there shall have occurred any change, effect, event, occurrence, condition or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(h) the Merger Agreement shall have been terminated pursuant to its terms.

As used in the Merger Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, condition or state of facts that, individually or in the aggregate, (a) is materially adverse to the business, condition (financial or otherwise), results of operations, assets or liabilities of Alpharma and its subsidiaries, taken as a whole, or (b) prevents or materially impedes the ability of Alpharma to timely perform its obligations under the Merger Agreement or consummate the Merger or any of the other transactions contemplated by the Merger Agreement, other than, in the case of clause (a), any change, effect, event, occurrence, condition or state of facts relating to (i) the economy or financial markets (including credit markets) in general, (ii) the economic, business, financial or regulatory environment generally affecting any of the industries in which Alpharma operates, (iii) changes in law or applicable accounting regulations or principles or interpretations thereof, (iv) any change in Alpharma’s stock price or trading volume or any failure, in and of itself, by Alpharma to meet published revenue or earnings projections (but not any change, effect, event, occurrence, condition or state of facts underlying such change or failure), (v) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (vi) the adverse consequences of King not granting Alpharma consent to take certain specified actions prohibited under the Merger Agreement if Alpharma requested such consent in accordance with the terms of the Merger Agreement, or (vii) any determination by the FDA, in each case, relating to ALO-01 (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules, including as to its approvability, labeling, risk management profile, any requirement to conduct further clinical trials or any delayed launch thereof, pre-approval inspection matters and chemistry, manufacturing and controls matters, except in the cases of clauses (i), (ii) or (iii), to the extent that such changes, effects, events, occurrences, condition or state of facts have a materially disproportionate impact on Alpharma and its subsidiaries, taken as a whole, relative to other participants in the industries in which Alpharma and its subsidiaries operate.

The foregoing conditions are for the benefit of King and Purchaser and, except for the Minimum Tender Condition, may be waived by King and Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by King or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.	CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.

General.  Except as set forth in this amended and restated Offer to Purchase, based on its review of publicly available filings by Alpharma with the SEC and other publicly available information regarding Alpharma, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Alpharma and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of Alpharma’s subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Alpharma’s subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Alpharma’s business, or that certain parts of Alpharma’s or King’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “Introduction” and Section 15 — “Conditions to the Offer” for a description of certain conditions to the Offer.

Litigation Regarding the Offer.  On September 12, 2008, King and Purchaser filed a complaint for declaratory and injunctive relief titled King Pharmaceuticals, Inc., et al. v. Alpharma Inc., et al., Case No. 4033-VCS, in Delaware Chancery Court against Alpharma and the current members of Alpharma’s Board of Directors. The complaint alleges, among other things, that the individual defendants breached their fiduciary duties to Alpharma’s stockholders by adopting the Rights Agreement in response to King’s July 31, 2008 proposal to purchase all of the outstanding shares of Alpharma common stock. Pursuant to the terms of the Merger Agreement, King and Purchaser have entered into a stipulation staying this lawsuit and submitted the stipulation for filing with the Delaware Chancery Court on December 5, 2008. If the Offer is completed, King and Purchaser are required under the Merger Agreement to enter into and file stipulations dismissing this lawsuit with prejudice.

On August 26, 2008, the Brockton Contributory Retirement System, a purported Alpharma stockholder, filed a putative class action for declaratory, injunctive and other relief against Alpharma’s Board of Directors in the Superior Court of New Jersey, Chancery Division, Somerset County captioned Brockton Contributory Retirement System v. Alpharma Inc., et al., Docket No. SOM-C-12087-08. The complaint was amended on September 16, 2008, and alleges that Alpharma’s directors breached their fiduciary duties in connection with the Offer by, in pertinent part, implementing and maintaining the Rights Agreement.

On September 4, 2008, another putative class action and shareholder derivative action captioned Plumbers Local Union No. 519 Pension Trust Fund v. Dean J. Mitchell, et al., and Alpharma Inc., Docket No. SOM-L-1316- 08, was filed in the Superior Court of New Jersey, Law Division, Somerset County by a purported Alpharma stockholder. The complaint seeks declaratory, injunctive, and other relief and alleges that Alpharma’s directors breached their fiduciary duties to Alpharma and its stockholders in connection with the Offer by, in pertinent part, implementing and maintaining the Rights Agreement.

On September 4, September 8 and September 9, 2008, respectively, three substantially similar putative class actions, captioned Chan v. Alpharma Inc., et al., Docket No. HNT-C-14039-08, Simon v. Alpharma Inc., et al., Docket No. HNT-C-14040-08, and Holler v. Alpharma Inc., et al., Docket No. HNT-C-14041-08, were filed in the Chancery Division of the Superior Court of New Jersey, Hunterdon County against Alpharma and its directors. The complaints, brought by purported Alpharma stockholders and seeking declaratory, injunctive and other relief, each allege that Alpharma’s directors breached their fiduciary duties in connection with the Offer by, in pertinent part, implementing and maintaining the Rights Agreement.

The foregoing five actions were consolidated by the New Jersey Superior Court on October 6, 2008 into one action captioned In re Alpharma Inc. Shareholder Litigation, Consolidated Case No. HNT-C-14039-08. The Court subsequently appointed Brockton Contributory Retirement System and its counsel to serve as lead plaintiff and lead counsel, respectively. Lead plaintiff has not filed an amended complaint to date.

On September 18, 2008, a putative class action titled City of Lincoln Park Police and Fire Retirement System v. Finn Berg Jacobsen, et al., Case No. 4043-VCS, was filed by a purported Alpharma stockholder in Delaware Court. The complaint, which seeks declaratory, injunctive, and other relief, alleges that Alpharma’s directors breached their fiduciary duties in connection with the Offer by, in pertinent part, implementing and maintaining the Rights Agreement. On October 13, 2008, the Alpharma and the individual defendants filed a motion to dismiss or, in the alternative, stay the action. The Court has not set a briefing schedule.

Antitrust.  Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

A Notification and Report Form with respect to the Offer was filed by King under the HSR Act on August 27, 2008. At the expiration of the FTC’s initial review period, on September 26, 2008 King received a Request for Additional Information and Documentary Material (a “Second Request”) from the FTC in connection with the FTC’s review of the Offer. King believes it has substantially complied with the Second Request.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of King, Purchaser, Alpharma or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which King, Purchaser, Alpharma and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. See Section 15 — “Conditions to the Offer” for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

Other Foreign Approvals.  According to the Alpharma 2007 10-K, Alpharma also conducts business in certain other countries. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of other countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Alpharma’s operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that Purchaser will be able to cause Alpharma or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Alpharma or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

State Takeover Statutes.  Alpharma is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. However, Alpharma’s bylaws (as filed on December 10, 2007 in a Form 8-K effective December 4, 2007), provide that Alpharma shall not be subject to the provisions of Section 203 and provide that such bylaw may not be further amended by Alpharma’s Board of Directors. As a result, Section 203 does not apply to Alpharma, the Offer or the Merger.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Merger, the Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Alpharma, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not endeavored to comply with any such laws. Should any person seek to apply any such state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15 — “Conditions to the Offer.”

17.	CERTAIN FEES AND EXPENSES.

Credit Suisse and Wachovia Securities (“Wachovia”) are acting as financial advisors to King in connection with its effort to enter into a business combination with Alpharma and Credit Suisse is acting as the Dealer Manager in connection with the Offer. Credit Suisse and Wachovia will receive customary fees in connection with the engagement. King has also agreed to reimburse Credit Suisse (in its capacity as Dealer Manager) and Credit Suisse and Wachovia (in their capacity as financial advisors) for their reasonable expenses, including the reasonable fees and expenses of their legal counsel, resulting from or arising out of their engagement and to indemnify Credit Suisse, Wachovia and certain related persons against certain liabilities and expenses in connection with their engagement, including, without limitation, certain liabilities under the U.S. Federal securities laws. Credit Suisse, Wachovia and their affiliates render various investment banking and other advisory services to King and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from King and its affiliates. In the ordinary course of business, Credit Suisse and Wachovia engage in securities trading, market making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Alpharma and/or King.

Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the U.S. Federal securities laws.

In addition, Mellon Investor Services (operating with the service name BNY Mellon Shareowner Services) has been retained by Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

18.	MISCELLANEOUS.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No Person has been authorized to give any information or make any representation on behalf of King or Purchaser not contained in this amended and restated Offer to Purchase or in the amended and restated Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC, and subsequently amended from time to time, a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in Section 9 — “Certain Information Concerning Alpharma” with respect to information concerning Alpharma.

Albert Acquisition Corp.

December 8, 2008

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF KING AND
PURCHASER.

Directors and Executive Officers of King.  The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of King. The business address and telephone number of each such person is c/o King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620, (423) 989-8000. Each person listed below is a citizen of the United States, except for Ms. Greetham, who is a citizen of Great Britain.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Brian A. Markison (age 49)	Chairman of the Board since May 2007. He has been President and Chief Executive Officer and a director since July 2004. He joined King as Chief Operating Officer in March 2004. Mr. Markison served in various positions with Bristol-Myers Squibb beginning in 1982, most recently as President of Bristol-Myers Squibb’s Oncology, Virology and Oncology Therapeutics Network businesses. Mr. Markison is also a member of the board of directors of Immunomedics, Inc., a publicly-traded company.

Earnest W. Deavenport, Jr. (age 70)	Director since May 2000. In 2002, he retired as Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he was employed in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Zep, Inc. and Regions Financial Corporation, each a publicly-held company.

Elizabeth M. Greetham (age 59)	Director since November 2003. She recently retired as the Chief Executive Officer and President of ACCL Financial Consultants Ltd. From 1998 until 2004 she was a director of DrugAbuse Sciences, Inc. and served as its Chief Executive Officer from August 2000 until 2004 and as Chief Financial Officer and Senior Vice President, Business Development from April 1999 to August 2000.

Philip A. Incarnati (age 54)	Director since November 2006. He has served as President and Chief Executive Officer of McLaren Health Care Corporation, an integrated health care system, since 1989. Mr. Incarnati also serves on the board of Medical Staffing Network, Inc., a publicly-traded company, and on the board of PHNS, Inc. He has been a member of the Eastern Michigan University Board of Regents since 1992, when he was appointed by former Michigan Governor John Engler, serving as its Chairman from 1995 until 2005.

Gregory D. Jordan, Ph.D. (age 56)	Director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received his Bachelor of Arts degree from Belhaven College in 1973; his Master of Arts and Divinity degrees from Trinity Evangelical Divinity School in 1976 and 1977, respectively; his Doctorate in Hebraic and Cognate Studies from Hebrew Union College Jewish Institute of Religion in 1987; and his Master of Business Administration degree from the Babcock Graduate School of Management at Wake Forest University in 2004.

R. Charles Moyer, Ph.D. (age 63)	Director since December 2000. Dr. Moyer presently serves as Dean of the College of Business at the University of Louisville. He is Dean Emeritus of the Babcock Graduate School of Management at Wake Forest University, having served as Dean from 1996 until his retirement from this position in August 2003, and as a professor from 1988 until 2005.

D. Greg Rooker (age 61)	Director since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consisted of six community newspapers and a national monthly motor sports magazine. He retired from this position in 2000. He is a co-founder of The Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves as Secretary/Treasurer of The Jason Foundation and as a member of the Board of Directors of Brain Injury Services of SWVA, Inc.

Ted G. Wood (age 70)	Director since August 2003 and as Lead Independent Director since May 2007. Mr. Wood was the Non-Executive Chairman from May 2004 until May 2007. He is retired from The United Company in Bristol, Virginia, where he served as Vice Chairman from January 2003 until August 2003. He previously served as President of the United Operating Companies from 1998 to 2002. Mr. Wood was previously a director of King from April 1997 to May 2000. He serves as a director of Alpha Natural Resources, Inc., a publicly-traded company.

Joseph Squicciarino (age 52)	Chief Financial Officer since June 2005. Prior to joining King, he was Chief Financial Officer — North America for Revlon, Inc. since March 2005. From February 2003 until March 2005 he served as Chief Financial Officer — International for Revlon International, Inc. He held the position of Group Controller Pharmaceuticals — Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. Mr. Squicciarino also serves on the Board of Directors of Zep, Inc., a publicly-held company. He is a Certified Public Accountant, a member of the New Jersey Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants.

Stephen J. Andrzejewski (age 43)	Chief Commercial Officer since October 2005. He was previously Corporate Head, Commercial Operations commencing in May 2004. Prior to joining King, Mr. Andrzejewski was Senior Vice President, Commercial Business at Endo Pharmaceuticals Inc. since June 2003. He previously served in various positions with Schering-Plough Corporation beginning in 1987, including Vice President of New Products and Vice President of Marketing, and had responsibility for launching the Claritin® product.

Frederick Brouillette, Jr. (age 57)	Corporate Compliance Officer since August 2003. He served as Executive Vice President, Finance from January 2003 until August 2003 and prior to that as Vice President, Risk Management beginning in February 2001. Mr. Brouillette is a member of the Virginia Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Institute of Internal Auditors.

Eric J. Bruce (age 52)	Chief Technical Operations Officer since June 2005. Prior to joining King, Mr. Bruce was Vice President of Operations for Mallinckrodt Pharmaceuticals, a position he had occupied since 2000.

Eric G. Carter, M.D., Ph.D. (age 56)	Chief Science Officer since January 2007. Prior to joining King, he held several positions with GlaxoSmithKline commencing in 1999, most recently as Vice President and Global Head, Clinical Development and Medical Affairs, Gastroenterology, R&D.

James W. Elrod (age 48)	General Counsel since February 2006 and Corporate Secretary since May 2005. He was Acting General Counsel from February 2005 to February 2006. He has worked in various positions with King since September 2003, including Vice President, Legal Affairs.

James E. Green (age 48)	Executive Vice President, Corporate Affairs since April 2003. He was Vice President, Corporate Affairs commencing in June 2002 and was Senior Director, Corporate Affairs beginning in September 2000.

Directors and Executive Officers of Purchaser.  The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address and telephone number of each such person is c/o King Pharmaceuticals, Inc., 501 Fifth Street, Tennessee 37620 (423) 989-8000. Each person listed below is a citizen of the United States.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Brian A. Markison (age 49)	Chairman of the Board, President and Chief Executive Officer of Purchaser since 2008. Additional information is provided above.

Joseph Squicciarino (age 52)	Director and Chief Financial Officer of Purchaser since 2008. Additional information is provided above.

James W. Elrod (age 48)	Director, General Counsel and Secretary of Purchaser since 2008. Additional information is provided above.

Facsimile copies of the amended and restated Letter of Transmittal, properly completed and duly executed, will be accepted. The amended and restated Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of Alpharma or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail	By Facsimile Transmission:	By Hand or Overnight Delivery:
P.O. Box 3001	(For Eligible Institutions Only)	Newport Office Center VII
South Hackensack, NJ 07606	(201) 680-4626	480 Washington Boulevard
Attn: Reorganization Dept.		Mail Drop--Reorg.
	Confirmation Receipt of Facsimile	Attn: Reorganization Dept., 27th Flr.
	by Telephone Only:	Jersey City, NJ 07310
(201) 680-4860

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses set forth below. Additional copies of this amended and restated Offer to Purchase, the amended and restated Letter of Transmittal and the amended and restated Notice of Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue
New York, New York 10022

Banks and Brokers Call Collect:
(212) 750-5833

All Others Please Call Toll-free:
(877) 687-1875

The Dealer Manager for the Offer is:

11 Madison Avenue
New York, New York 10010-3643
(888) 537-4896